EXHIBIT 4.1

EXCHANGE AND CONTRIBUTION AGREEMENT

BY AND AMONG

LED HOLDINGS, LLC

AND

LIGHTING SCIENCE GROUP CORPORATION

Dated as of October 4, 2007

4.19	Investment Intent	27

ARTICLE V REPRESENTATIONS AND WARRANTIES OF LSG		28
5.01	Organization; Qualification; Subsidiaries	28
5.02	Authority	28
5.03	No Violation	29
5.04	Consents	29
5.05	Title to Properties	29
5.06	Litigation	30
5.07	Contracts	30
5.08	Compliance with Law; Permits	31
5.09	Environmental Matters	31
5.10	Employees; Labor Matters	32
5.11	Benefit Plans	33
5.12	Taxes	34
5.13	Intellectual Property	36
5.14	SEC Filings; LSG Financial Statements	39
5.15	Capitalization	40
5.16	Absence of Certain Changes or Events	41
5.17	Insurance	43
5.18	Affiliate Transactions	43
5.19	Brokers’ Fees	43
5.20	Private Offering	43
5.21	Takeover Statutes	43

ARTICLE VI POST-CLOSING COVENANTS		44
6.01	Public Announcements	44
6.02	Further Assurances	44
6.03	Expenses	44
6.04	Remittance of Accounts Receivable and Excluded Assets	44
6.05	Certain Tax Matters	44
6.06	Personnel and Employment	45

ii

6.07	Competitive Opportunities	46
6.08	LED KK Shares and Kabushiki LED Shares	47
6.09	Disney Contract	47
6.10	Common Stock Certificate	47

ARTICLE VII NO SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
	COVENANTS	47
7.01	No Survival of Representations, Warranties and Covenants	47

ARTICLE VIII MISCELLANEOUS		47
8.01	Binding Effect; Assignment; No Third-Party Rights	47
8.02	Entire Agreement	48
8.03	Headings	48
8.04	Notices	48
8.05	Severability	49
8.06	Amendment; Waiver, etc	49
8.07	Governing Law; Consent to Jurisdiction	50
8.08	Waiver of Trial By Jury	50
8.09	Bulk Sales	50
8.10	Counterparts	50
8.11	Neutral Construction	51
8.12	Interpretation	51

iii

EXCHANGE AND CONTRIBUTION AGREEMENT

     EXCHANGE AND CONTRIBUTION AGREEMENT dated as of October 4, 2007 (this “Agreement”), by and among LED HOLDINGS, LLC, a Delaware limited liability company (“LED”), and LIGHTING SCIENCE GROUP CORPORATION, a Delaware corporation (“LSG,” and together with LED, the “Parties”).

RECITALS

     WHEREAS, LED operates a business that is engaged in designing and manufacturing custom LED lighting and digital lighting controls for customers worldwide (the “Business”); and

     WHEREAS, this Agreement contemplates a transaction pursuant to which (i) LED will contribute, transfer, assign, convey and deliver to LSG the Acquired Assets (as defined below) in exchange for shares of LSG Series B Preferred Stock and LSG Common Stock (each as defined below), and (ii) LSG will assume the Assumed Liabilities (as defined below), in each case on the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein, the Parties agree as follows:

ARTICLE I

DEFINITIONS

     For purposes of this Agreement and any Schedule hereto, the following terms shall have the meanings ascribed to them below:

     “Accounts Receivable” means (i) all trade accounts receivable and other rights to payment from customers of LED and the full benefit of all security for such accounts or rights to payment, (ii) all other accounts or notes receivable of LED and the full benefit of all security for such accounts or notes and (iii) any claim, remedy or other right related to any of the foregoing, in each case outstanding as of the Effective Time.

     “Action” means any claim, charge, demand, action, suit, proceeding, arbitral action, governmental inquiry, criminal prosecution or other investigation.

     “Acquired Assets” means all right, title, and interest in and to all of the assets of LED, in each case as they exist at the Effective Time, other than the Excluded Assets, but including all of LED’s right, title and interest in, to and under the following:

     (a) all cash and cash equivalents (including marketable securities and short term investments);

     (b) the LED KK Shares;

     (c) the Kabushiki LED Shares;

     (d) all Leases and the LED Leased Real Property;

     (e) all Equipment;

     (f) all Inventory;

     (g) all Accounts Receivable;

     (h) all Contracts and any and all rights thereunder;

     (i) all Permits;

     (j) all Records;

     (k) all Intellectual Property owned, used or held for use by LED, and all rights to the corporate and tradenames of the Business;

     (l) all rights to causes of action, lawsuits, judgments, claims and demands of any nature whether choate or inchoate, known or unknown, contingent or non-contingent, available to or being pursued by LED or the ownership, use, function or value of any Acquired Asset, whether arising by way of counterclaim or otherwise;

     (m) all prepaid expenses, credits deferred charges, advance payments, security deposits, postage deposits and other prepaid items, and any and all rights relating thereto; and

     (n) all other assets and properties of LED that are used or useful in connection with the operation of the Business, tangible and intangible, wherever located, including all goodwill, know-how and trade secrets related to the Business.

Notwithstanding the foregoing, under no circumstances shall the Acquired Assets include any Excluded Assets.

     “Affiliate(s)” shall have the meaning ascribed to it in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

     “Affiliated Group” means any affiliated group within the meaning of Code Section 1504 (or any similar group defined under a similar provision of state, local or foreign law).

     “Agreement” shall have the meaning ascribed to it in the preamble hereto.

     “Assumed Liabilities” means all liabilities and obligations of LED (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including (a) all liabilities of LED for unpaid Taxes with respect to periods prior to the Closing and the pre-Closing portion of any Straddle Period, (b) all liabilities of LED for transfer, sales, use, and other non-income Taxes arising in connection with the consummation of the transactions contemplated hereby, (c) all liabilities of LED for the unpaid Taxes of Persons other than LED (but including LED’s liability for the unpaid Taxes of LED’s Subsidiaries) under Treasury Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, (d) all liabilities and obligations of LED under Contracts, including all LED Employee Plans, (e) all liabilities and obligations of LED under the Worker Adjustment and Retraining Notification Act arising in connection with the transactions contemplated by this Agreement, (f) all liabilities and obligations of LED arising under Environmental Laws, (g) all obligations of LED to indemnify any Person by reason of the fact that such Person was a director, officer, employee, or agent of LED or was serving at the request of LED as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise), (h) all product liabilities and liability for any product warranties, and (i) all other liabilities and obligations of LED set forth in the disclosure schedules attached hereto; provided, however, that the Assumed Liabilities shall not include any liability or obligation of LED under this Agreement and any other agreement entered into in connection with the transactions contemplated hereby.

     “Assumed Plans” shall have the meaning ascribed to it in Section 6.06(c) .

     “Bill of Sale” means the Bill of Sale, Assignment and Assumption, dated as of the date hereof, between LED and LSG.

     “Business” shall have the meaning ascribed to it in the recitals hereto.

     “CERCLA” shall have the meaning ascribed to it in the definition of “Environmental Laws” below.

     “Closing” shall have the meaning ascribed to it in Section 3.01.

     “Closing Date” shall have the meaning ascribed to it in Section 3.01.

     “Code” means the Internal Revenue Code of 1986, as amended, and the rules promulgated thereunder.

     “Competitive Opportunity” shall have the meaning ascribed to it in Section 6.07.

     “Continued Employees” shall have the meaning ascribed to it in Section 6.06(a) .

     “Contracts” means any written or oral contracts, agreements, leases, understandings, arrangements, commitments, sales orders, product quotations and purchase orders, including all employee benefit plans (including related insurance contracts), and other employee-related agreements, in each case as the same may exist as of the Effective Time.

     “Effective Time” means 12:01 a.m. on the Closing Date.

     “Employee” shall have the meaning ascribed to it in Section 6.06(a) .

     “Employment Agreements” means the employment agreements to be entered into between LSG and each of Kevin Furry, Zach Gibler, Ken Honeycutt, Paul Kallmes, Ronald Lusk, Frederic Maxik, Govi Rao, and Chuck Sommerville.

     “Encumbrance” means any mortgage, pledge, security interest, lien, reservation, exception, encroachment, easement, right-of-way, covenant, restriction, lease or other similar title exception or encumbrance.

     “Environmental Damages” means any demands, claims, actions or causes of action, assessments, losses, damages, liabilities, obligations, penalties, fines, costs and expenses (including reasonable fees and expenses of counsel) arising out of or relating to: (i) the condition of the LED Leased Real Property or LSG Leased Real Property, as applicable, to the extent arising under Environmental Laws, including the presence of any Hazardous Substances thereon; (ii) the investigation, removal, transportation and/or disposal of any Hazardous Substances from, on, to or about the LED Leased Real Property or LSG Leased Real Property, as applicable; or (iii) a violation of any Environmental Laws or (iv) any remedial actions required under Environmental Law by any Governmental Authority relating to the condition of any LED Leased Real Property or LSG Leased Real Property, as applicable, including the investigation, removal, monitoring, transportation and/or disposal of any Hazardous Substances from, on, at or about any LED Leased Real Property or LSG Leased Real Property, as applicable.

     “Environmental Laws” mean any federal, state or local law, statute, ordinance, rule, regulation or code, and any license, permit, authorization or court order, judgment, decree or injunction related to the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release, investigation, remediation or disposal of pollutants or toxic or hazardous substances, or related to the protection of threatened or endangered species or environmentally sensitive areas, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq. (“CERCLA”); the Hazardous Material Transportation Act, 49. U.S.C. 1801, et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, et seq.; the Clean Air Act, 42 U.S.C. 2601, et seq.; the Toxic Substances Control Act, as amended, 125 U.S.C. Section 1251, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq.; and the Occupational Safety and Health Act, 29 U.S.C. 651, et seq.

“Equipment” means all computers and other data processing hardware (including all Software related thereto or used therewith), servers, network systems, telephone systems and equipment, office furniture, office equipment, fixtures, and all other tangible personal property of similar nature, in each case owned or used by LED.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “Exchange Consideration” shall have the meaning ascribed to it in Section 2.02.

     “Excluded Assets” means only the following assets of LED, all of which shall be retained by LED:

(a)
the certificate of formation, limited liability company operating agreement and other governing documents of LED, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, bylaws, minute books and other documents relating to the organization, maintenance, and existence of LED as a limited liability company; and

(b)	all rights of LED under this Agreement and any other agreement entered into in connection with the transactions contemplated hereby.

     “Excluded Liabilities” means any and all liabilities of LED with respect to the Excluded Assets.

     “GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

     “Governmental Authority” means any government, any governmental entity, department, commission, board, agency or instrumentality, any regulatory authority and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, local or foreign.

     “Hazardous Substances” shall mean any material, substance or waste presently listed, defined, designated or classified as hazardous, toxic or radioactive, under any Environmental Laws, whether by type or by quantity, any material regulated under Environmental Law because of its effect or potential effect on public health or the environment, and petroleum or any derivative or by-product thereof.

     “Indemnity Agreement” means the letter agreement regarding certain indemnities, dated the date hereof, between LED and LSG.

     “Intellectual Property” means all tangible and intangible intellectual property, including: (i) discoveries and inventions, Patents, Patent applications (either filed or in preparation for filing) and statutory invention registrations (including reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof) and all rights therein and all improvements thereto; (ii) Marks, slogans, logos, corporate names and other source identifiers (whether or not registered), including all common law rights, and registrations and applications for registration thereof and all rights therein and all renewals of any of the foregoing; (iii) copyrightable works, copyrights (whether or not registered) and copyright registrations and applications for registration therefor, derivative work and all rights therein and all extensions and renewals of any of the foregoing; (iv) electronic addresses and passwords, domain names and registrations and applications or reservations for registration thereof, and any similar rights and all content embodied in all websites and web pages found at such uniform resource locators; (v) Software; (vi) confidential and proprietary information, Trade Secrets, models, algorithms, processes, formulas, and techniques, research and development information, ideas, technical data, designs, drawings and specifications; (vii) advertising and promotional materials; (viii) rights under all Contracts under which intellectual property rights were granted to any Person by a third party, or to a third party by any Person; (ix) modifications or improvements to any item described in the immediately preceding clauses (i) through (viii); (x) copies and tangible embodiments of any item described in the immediately preceding clauses (i) through (ix); and (xi) other proprietary rights relating to any item described in the immediately preceding clauses (i) through (x), including associated goodwill, remedies against past and future infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions.

     “Inventory” means all raw materials, finished products and work-in-process of LED.

     “IRS” shall mean the United States Internal Revenue Service.

     “Kabushiki LED” shall mean Kabushiki Kaisha LED Systems, a Japanese corporation.

     “Kabushiki LED Shares” shall mean 200 shares of common stock of Kabushiki LED, representing 20% of all of the issued and outstanding capital stock of Kabushiki LED.

     “Known to LED” or “to LED’s Knowledge” or “Knowledge of LED” means the actual knowledge of the officers and directors of LED.

     “Known to LSG” or “to LSG’s Knowledge” or “Knowledge of LSG” means the actual knowledge of the officers and directors of LSG.

     “Law” or “Laws” means any domestic or foreign laws, statutes, ordinances, rules, regulations, codes, permitting requirements, executive orders, decrees, or judgments executed, issued, adopted, promulgated or applied by any Governmental Authority.

     “Leases” means all oral or written leases, subleases or other use and occupancy agreements (and any amendment, renewal, supplement, modification or extension thereof or thereto) for real property, in each case held in connection with the Business.

     “LED” shall have the meaning ascribed to it in the preamble hereto.

     “LED Business Insurance Policies” shall have the meaning ascribed to it in Section 4.16.

     “LED Effects” means LED Effects, Inc., a Delaware corporation.

     “LED Employee Plan” means each “employee benefit plan” (as such term is defined in ERISA Section 3(3)), whether or not subject to ERISA, and each employment, consulting, independent contractor, bonus, incentive, equity purchase, option or other equity-based, deferred compensation, loan, severance, termination, retention, change of control, collective bargaining or other agreement with any works council or association, profit sharing, pension, retirement, 401(k), multiemployer, vacation, medical or other welfare, disability, life, fringe benefit and any other employee or retiree benefit or compensation plan, funding mechanism, agreement, program, policy or other arrangement, whether or not subject to ERISA or written or unwritten or legally binding or not, and (i) that is maintained, sponsored or contributed to by LED or any LED ERISA Affiliate for the benefit of any current or former employee, officer or independent contractor of LED, or the beneficiaries or dependents of any such individual, or (ii) under which LED may have any material outstanding liability.

     “LED ERISA Affiliate” means any trade or business, whether or not incorporated, that, together with LED, is or would have been at any date of determination occurring within the preceding six years, treated as a single employer within the meaning of Section 414 of the Code.

     “LED Financial Statements” shall have the meaning ascribed to it in Section 4.14.

     “LED Investments” shall have the meaning ascribed to it in Section 4.01(b) .

     “LED KK Shares” means 180 shares of common stock of LED KK, representing 90% of all of the issued and outstanding capital stock of LED KK.

     “LED KK” means LED Effects Japan KK, a Japanese corporation.

     “LED Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by LED and its Subsidiaries.

     “LED Material Adverse Effect” shall mean any effect, event, circumstance or change that, individually or in the aggregate, results in a material adverse effect on the business, financial condition, assets, liabilities or results of operations of LED and its Subsidiaries, taken as a whole; provided, however, that none of the following, or any effects, events, circumstances or changes relating thereto or resulting therefrom, shall be deemed in themselves, either alone or in combination, to constitute, and none of them shall be taken into account in determining whether there has been, or would reasonably be expected to be, an LED Material Adverse Effect: (i) general economic conditions (including conditions in the stock markets or other capital markets) or developments or changes therein, (ii) conditions in the industry in which LED and its Subsidiaries operate or developments or changes therein, (iii) the existence, announcement or performance of this Agreement or the transactions contemplated hereby, including compliance by LED with its covenants and agreements contained in this Agreement, (iv) any change in applicable Law or accounting regulation or principle effected after the date hereof, or (v) acts of God, national or international hostilities, war (whether or not declared) or terrorism; except, in the cases of clauses (i), (ii), and (v) above, if such effect, event, circumstance or change disproportionately impacts the business, financial condition, assets, liabilities or results of operations of LED and its Subsidiaries, taken as a whole, relative to other participants in the industry in which LED and its Subsidiaries operate.

     “LED Material Contract” shall have the meaning ascribed to it in Section 4.07(a) .

     “LED Service Provider” shall have the meaning ascribed to it in Section 4.10(a) .

     “LSG” shall have the meaning ascribed to it in the preamble hereto.

     “LSG Business Insurance Policies” shall have the meaning ascribed to it in Section 5.17.

     “LSG Common Stock” shall mean shares of Common Stock, par value $.001 per share, of LSG.

     “LSG Employee Plan” means each “employee benefit plan” (as such term is defined in ERISA Section 3(3)), whether or not subject to ERISA, and each employment, consulting, independent contractor, bonus, incentive, equity purchase, option or other equity-based, deferred compensation, loan, severance, termination, retention, change of control, collective bargaining or other agreement with any works council or association, profit sharing, pension, retirement, 401(k), multiemployer, vacation, medical or other welfare, disability, life, fringe benefit and any other employee or retiree benefit or compensation plan, funding mechanism, agreement, program, policy or other arrangement, whether or not subject to ERISA or written or unwritten or legally binding or not, and (i) that is maintained, sponsored or contributed to by LSG or any LSG ERISA Affiliate for the benefit of any current or former employee, officer or independent contractor of LSG, or the beneficiaries or dependents of any such individual, or (ii) under which LSG may have any material outstanding liability.

     “LSG ERISA Affiliate” means any trade or business, whether or not incorporated, that, together with LSG, is or would have been at any date of determination occurring within the preceding six years, treated as a single employer within the meaning of Section 414 of the Code.

     “LSG Existing Preferred Stock” shall mean shares of 6% Convertible Preferred Stock, par value $.001 per share, of LSG.

     “LSG Financial Statements” shall have the meaning ascribed to it in Section 5.14(b) .

     “LSG Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by LSG and its Subsidiaries.

     “LSG Material Adverse Effect” shall mean any effect, event, circumstance or change that, individually or in the aggregate, results in a material adverse effect on the business, financial condition, assets, liabilities or results of operations of LSG and its Subsidiaries, taken as a whole; provided, however, that none of the following, or any effects, events, circumstances or changes relating thereto or resulting therefrom, shall be deemed in themselves, either alone or in combination, to constitute, and none of them shall be taken into account in determining whether there has been, or would reasonably be expected to be, an LSG Material Adverse Effect: (i) general economic conditions (including conditions in the stock markets or other capital markets) or developments or changes therein, (ii) conditions in the industry in which LSG and its Subsidiaries operate or developments or changes therein, (iii) the existence, announcement or performance of this Agreement or the transactions contemplated hereby, including compliance by LSG with its covenants and agreements contained in this Agreement, (iv) any change in applicable Law or accounting regulation or principle effected after the date hereof, (v) acts of God, national or international hostilities, war (whether or not declared) or terrorism, or (vi) any redemption or acceleration of rights of the holders of preferred stock of LSG outstanding on the date hereof pursuant to any documentation relating to such preferred stock, complete and correct copies of which were made available to LED on LSG’s online data site established for the purposes of the transactions contemplated by this Agreement; except, in the cases of clauses (i), (ii), and (v) above, if such effect, event, circumstance or change disproportionately impacts the business, financial condition, assets, liabilities or results of operations of LSG and its Subsidiaries, taken as a whole, relative to other participants in the industry in which LSG and its Subsidiaries operate.

     “LSG Material Contract” shall have the meaning ascribed to it in Section 5.07(a) .

     “LSG Preferred Stock” shall mean the LSG Existing Preferred Stock and the LSG Series B Preferred Stock.

     “LSG Series B Preferred Stock” shall mean shares of Series B Preferred Stock, par value $.001 per share, of LSG.

     “LSG Service Provider” shall have the meaning ascribed to it in Section 5.10(a) .

     “LSG Stock Plan” shall have the meaning ascribed to it in Section 5.15(a) .

     “Mark” shall have the meaning ascribed to it in Section 4.13(b) .

     “Most Recent LED Balance Sheet Date” shall have the meaning ascribed to it in Section 4.14.

     “Most Recent LSG Balance Sheet” shall have the meaning ascribed to it in

Section 5.14(g) .

     “Open-Source” means Software which is licensed pursuant to license terms that (i) create, or purport to create, obligations for the licensee with respect to the use of any software incorporating any portion of such software or (ii) grant, or purport to grant, to any third party any rights or immunities under intellectual property or proprietary rights in such software; and includes any Software that requires as a condition of use, modification and/or distribution of such Software that other Software incorporated into, derived from or distributed with such software be (a) distributed in source code form; (b) be licensed for the purpose of making derivative works therefrom; or (c) be redistributed at no charge.

     “Options” shall have the meaning ascribed to it in Section 5.15(a) .

     “Patents” shall have the meaning ascribed to it in Section 4.13(a) .

     “Permits” means the federal, state, local and other governmental and regulatory licenses, permits, orders, approvals and authorizations that relate to or are necessary to conduct the business of LED or LSG, as applicable.

     “Permitted Encumbrances” shall mean (i) Encumbrances securing current taxes, assessments, fees or other governmental charges or levies not yet due and payable, or which are being contested in good faith, (ii) inchoate mechanics and materialmen’s Encumbrances for construction in progress, (iii) Encumbrances of warehousemen and carriers arising in the ordinary course of business in respect of obligations not overdue, (iv) Encumbrances on leased personal property used or useful in or with respect to the Business that do not impair the use of such personal property, and (v) Encumbrances solely securing Assumed Liabilities.

     “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization, Governmental Authority or other entity.

     “Preexisting Code” shall have the meaning ascribed to it in Section 4.13(d) .

     “Records” means originals or copies of all books, records, including property and equipment records, production records, purchasing and sales records, personnel and payroll records, financial and accounting records, magnetic copies of computer files and documentation, customer and vendor lists, price lists, correspondence, operating guides and manuals, advertiser and vendor files, invoices, marketing and statistical information, and all other books, records and files used or useful in or with respect to the Business; provided, however, that “Records” shall not include the tax returns of LED and policies or contracts of insurance, but LSG shall be permitted to examine and make copies of such documents upon its reasonable prior request.

     “Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, between LED and LSG.

     “Representatives” shall have the meaning ascribed to it in Section 6.07.

     “Sarbanes-Oxley Act” shall have the meaning ascribed to it in Section 5.14(c) .

     “SEC” shall have the meaning ascribed to it in Section 5.14(a) .

     “SEC Reports” shall have the meaning ascribed to it in Section 5.14(a) .

     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     “Software” means all computer software and Open-Source software, including source code, object code, machine-readable code, HTML, program listings, comments, user interfaces, menus, buttons and icons, and all files, data, manuals, design notes and other items and documentation related thereto or associated therewith.

     “Straddle Period” means the taxable period beginning before and ending after the Closing Date.

     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).

     “Tax” or “Taxes” means any federal, state, county, provincial, local or foreign income, gross receipts, sales, use, ad valorem, employment, workers’ compensation, severance, transfer, gains, profits, excise, franchise, property, capital stock, premium, minimum and alternative minimum or other taxes, fees, levies, duties, assessments or charges of any kind or nature whatsoever imposed by any Governmental Authority (whether payable directly or by withholding), together with any interest, penalties (civil or criminal), additions to or additional amounts imposed by, any Governmental Authority with respect thereto, and any expenses incurred in connection with the determination, settlement or litigation of any liability therefor.

     “Tax Return” means a report, return or other information required to be supplied to a Governmental Authority with respect to any Tax.

     “Trade Secret” shall have the meaning ascribed to it in Section 4.13(e).

     “Trademark Assignment” means the Trademark Assignment, dated as of the date hereof, between LED and LSG.

     “Transferred Contracts” shall have the meaning ascribed to it in Section 6.06(c).

     “Warrants” shall have the meaning ascribed to it in Section 5.15(a).

ARTICLE II

CONTRIBUTION OF ASSETS;
ASSUMPTION OF LIABILITIES; EXCHANGE CONSIDERATION

     2.01 Exchange and Contribution. Subject to the terms and conditions of this Agreement, at the Closing, LED shall convey, assign, transfer, deliver and/or contribute to LSG, and LSG shall acquire from LED, all right, title and interest of LED in and to the Acquired Assets, free and clear of all Encumbrances other than Permitted Encumbrances and LSG shall assume the Assumed Liabilities, all as of the Effective Time. If any of the Acquired Assets are not by their terms or by applicable Law assignable or transferable, LED shall use its reasonable best efforts to obtain, or cause to be obtained, any approvals or consents necessary to convey to LSG the benefit thereof. No such Acquired Asset shall be deemed to be transferred, assigned or conveyed unless and until any required consent or approval has been obtained. Anything herein to the contrary notwithstanding, LSG shall not acquire any interest in the Excluded Assets or Excluded Liabilities.

     2.02 Exchange Consideration. As consideration for the contribution contemplated by Section 2.01, LSG agrees to issue and deliver to LED at the Closing (i) 2,000,000 shares of LSG Series B Preferred Stock, and (ii) 318,574,665 shares of LSG Common Stock (collectively, the “Exchange Consideration”), representing 70% of the capitalization of LSG assuming the exercise, exchange or conversion in full of all rights, warrants, options and other securities exercisable or exchangeable for, or convertible into, shares of capital stock of LSG (whether or not now exercisable, convertible or exchangeable), having 80% of the voting power of all outstanding shares of capital stock of LSG, in each case as of the Closing.

     2.03 Tax Treatment. This Agreement contemplates a tax-free contribution of the Acquired Assets by LED to LSG in reorganization pursuant to Code Section 351. LED will receive voting preferred stock representing control (within the meaning of Code Section 368(c)) of LSG immediately after the contribution.

ARTICLE III

CLOSING

     3.01 Time and Place. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Morrison Cohen LLP, 909 Third Avenue, New York, NY 10022, effective as of 4:01 p.m., local time, on the date hereof (the “Closing Date”).

     3.02 Deliveries by LED. At the Closing, LED shall deliver to LSG the following:

          (a) the Bill of Sale, duly executed by LED;

          (b) Employment Agreements duly executed by Kevin Furry, Zach Gibler, Paul Kallmes, Govi Rao, Chuck Sommerville, Ken Honeycutt;

          (c) the Trademark Assignment, duly executed by LED;

          (d) the Registration Rights Agreement, duly executed by LED;

          (e) wire transfer by LED to an account as directed by LSG of cash in an amount equal to $15,000,000 minus an amount equal to the aggregate available cash of LED KK, as indicated pursuant to evidence of such available cash satisfactory to LSG (it being agreed that the amount of available cash of LED KK shall be calculated as of October 2, 2007 using an exchange rate of 115.26 yen to the dollar);

          (f) a copy of a certificate of the Secretary of State of Delaware, dated not more than seven (7) days prior to the Closing Date, certifying that LED is duly organized and in good standing or presently subsisting under the Laws of the State of Delaware;

          (g) copies of all resolutions of LED’s Board of Managers authorizing the transactions contemplated hereby or otherwise relating to this Agreement and the transactions contemplated hereby, certified by an executive officer of LED as being in full force and effect on the Closing Date;

          (h) an affidavit, stating, under penalty of perjury, LED’s United States taxpayer identification number and that LED is not a foreign person, pursuant to section 1445(b)(2) of the Code;

          (i) a legal opinion of Morrison Cohen LLP in form and substance satisfactory to LSG, addressed to LSG and dated as of the Closing Date;

          (j) the Indemnity Agreement, duly executed by LED; and

          (k) such other documents and instruments as LSG may reasonably request.

     3.03 Deliveries by LSG. At the Closing, LSG shall deliver to LED the following:

          (a) certificates representing the shares of LSG Series B Preferred Stock to be issued as Exchange Consideration in accordance with Section 2.02;

          (b) the Bill of Sale, duly executed by LSG;

          (c) the Employment Agreements, duly executed by LSG; (d) the Trademark Assignment, duly executed by LSG; (e) the Registration Rights Agreement, duly executed by LSG;

          (f) a payoff letter from the Bank of Texas, N.A., reflecting the repayment in full of all indebtedness owed by LSG and its Subsidiaries to Bank of Texas, N.A., and the release and termination of all Encumbrances relating to such indebtedness;

          (g) a copy of a certificate of the Secretary of State of Delaware, dated not more than seven (7) days prior to the Closing Date, certifying that LSG is duly organized and in good standing or presently subsisting under the Laws of Delaware;

          (h) copies of all resolutions of LSG’s Board of Directors authorizing the transactions contemplated hereby or otherwise relating to this Agreement and the transactions contemplated hereby, and including resolutions of LSG’s Board of Directors authorizing and submitting to stockholders of LSG for approval (i) a 1 for 20 reverse stock split and (ii) an amended and restated certificate of incorporation of LSG, in each case certified by an executive officer of LSG as being in full force and effect on the Closing Date;

          (i) a legal opinion of Haynes and Boone, LLP in form and substance satisfactory to LED, addressed to LED and dated as of the Closing Date;

          (j) a copy of the fairness opinion delivered to LSG concerning the transactions contemplated by this Agreement;

          (k) the Indemnity Agreement, duly executed by LSG; and

          (l) such other documents and instruments as LED may reasonably request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF LED

LED hereby represents and warrants to LSG, as of the Closing Date, as follows:

     4.01 Organization; Qualification; Subsidiaries. (a) LED and each of its Subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite company or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where any such failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to have an LED Material Adverse Effect. LED and each of its Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed or in good standing which would not, individually or in the aggregate, reasonably be expected to have an LED Material Adverse Effect.

          (b) Schedule 4.01(b) sets forth for each Subsidiary of LED (i) its name and jurisdiction of organization, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of each Subsidiary of LED have been duly authorized and are validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts or commitments that could require any of LED and its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of its Subsidiaries or that could require any Subsidiary of LED to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of LED. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of LED. Schedule 4.01(b) also sets forth all interests of LED and its Subsidiaries in Persons other than the Subsidiaries of LED (the “LED Investments”). LED and its Subsidiaries, as applicable, have good and valid title, free and clear of all Encumbrances, to the LED Investments. Except as set forth in Schedule 4.01(b), none of LED and its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary of LED. Except for the Subsidiaries and other Persons set forth in Schedule 4.01(b), neither LED nor any of its Subsidiaries owns or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.

     4.02 Authority. LED has the full power and authority to execute and deliver this Agreement and perform its obligations hereunder and under the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby and thereby. LED has taken all necessary company action to authorize the execution and delivery of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby and thereby. This Agreement is, and the other agreements and instruments to be executed and delivered by LED in connection with the transactions contemplated hereby will be, the legal, valid and binding obligations of LED, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect affecting the enforcement of creditors’ rights generally.

     4.03 No Violation. Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby (a) violates any provision of the certificate of incorporation, certificate of formation, operating agreement, by-laws or other constitutive documents of LED or any of its Subsidiaries: (b) violates or is in conflict with any applicable Law: or (c) violates or conflicts with or constitutes a default in any material respect (or an event that, with notice or lapse of time or both, would constitute a default in any material respect) under or results in the termination of, or accelerates the performance required by, any term or provision of any Contract to which LED or any of its Subsidiaries is a party or by which any Acquired Assets are bound, or results in the creation of an Encumbrance (other than any Permitted Encumbrance) upon any of the Acquired Assets, excluding from the foregoing clauses (b) and (c) violations, conflicts, defaults, terminations, accelerations and creations of Encumbrances that, individually or in the aggregate, would not reasonably be expected to have an LED Material Adverse Effect and contracts listed on Schedule 4.04 that require an authorization, consent, approval, or notice in connection with the execution and delivery of this Agreement or any other agreement or document to be delivered by LED or the consummation by LED of the transactions contemplated hereby or thereby.

     4.04 Consents. Except as set forth on Schedule 4.04, neither LED nor any of its Subsidiaries is required to give or obtain any authorization, consent, approval, order or filing with or notice to any Governmental Authority or other Person in connection with the execution and delivery of this Agreement or any other agreement or document to be delivered by LED or the consummation by LED of the transactions contemplated hereby or thereby.

     4.05 Title to Properties.

          (a) Real Property. Neither LED nor any of its Subsidiaries own any real property. Set forth on Schedule 4.05(a) is a complete list of all Leases held in connection with, necessary for or material to the Business, including the date thereof and identity of the parties to such Leases, and all LED Leased Real Property (identified by street address) held by LED or any of its Subsidiaries pursuant to such Leases. LED has made available to LSG true, correct and complete copies of each such Lease (including any amendments, addenda, modifications, supplements or waivers thereto). LED or one or more of its Subsidiaries has a valid leasehold interest in each LED Leased Real Property and all such Leases are valid and binding leases, are in full force and effect and enforceable in accordance with their respective terms and none of LED, any of it its Subsidiaries and, to the Knowledge of LED, any other party thereto, is (or with notice or lapse of time or both would be) in violation or breach of, or in default under, the terms of any such Lease.

          (b) Title to Acquired Assets. LED has good and valid title to, or holds valid leasehold interests in, all of the Acquired Assets, free and clear of all Encumbrances (except Permitted Encumbrances). All of the Acquired Assets consisting of tangible personal assets and properties have been maintained in accordance with normal industry practice and are in good repair and operating condition, ordinary wear and tear (and matters for which LED is not responsible) excepted.

     4.06 Litigation. Except as set forth on Schedule 4.06, there are no Actions pending or, to LED’s Knowledge, threatened against or affecting LED or any of its Subsidiaries or any of their respective assets or properties (including the Acquired Assets) nor, to LED’s Knowledge, is there any basis for any such Action. There is no judgment, decree, injunction or order binding upon LED or any of its Subsidiaries that relates to any of the Acquired Assets or is applicable to the Business. None of LED and its Subsidiaries and none of their respective assets or properties (including the Acquired Assets) is or are subject to any order, writ, judgment, injunction, decree or award.

     4.07 Contracts. (a) As of the date hereof, except for this Agreement and Contracts listed on Schedule 4.07, none of LED and its Subsidiaries is a party to or bound by any Contract: (i) containing covenants binding upon LED or any of its Subsidiaries that materially restrict the ability of LED or any of its Subsidiaries (or which, following the consummation of the sale of the Acquired Assets contemplated hereunder, could materially restrict the ability of LSG) to compete in any business or with any Person or in any geographic area that is material to LED and its Subsidiaries, taken as a whole, as of the date hereof, except for any such Contract that may be canceled without penalty by LED or any of its Subsidiaries upon notice of 90 days or less; (ii) with respect to a material joint venture or material partnership agreement; (iii) that would prevent, materially delay or materially impede LED’s ability to consummate the transactions contemplated by this Agreement; or (iv) under which the consequences of a default or early termination would have an LED Material Adverse Effect. Each such Contract described in clauses (i) through (iv) and set forth on Schedule 4.07 is referred to herein as an “LED Material Contract”.

          (b) Each of the LED Material Contracts is valid and binding on LED and each of its Subsidiaries party thereto and, to the Knowledge of LED, each other party thereto and is in full force and effect. There is no material default under any LED Material Contract by LED or any of its Subsidiaries, and no event has occurred that with the lapse of time or the giving of notice or both would constitute such a default thereunder by LED or any of its Subsidiaries.

     4.08 Compliance with Law; PermitsEach of LED and its Subsidiaries and each of their respective predecessors has complied and is in compliance with, in all material respects, all applicable Laws (including Environmental Laws), and no Action has been filed or commenced or, to LED’s Knowledge, threatened to be filed or commenced against any of them alleging any failure to so comply; and

          (b) LED and its Subsidiaries hold all Permits that are necessary or advisable for them to own their assets and to operate their businesses as currently conducted, except where the failure to hold such Permits has not had, and would not reasonably be expected to have, an LED Material Adverse Effect. All such Permits are in full force and effect and, to LED’s Knowledge, no suspension or cancellation of any of them is being threatened.

     4.09 Environmental MattersNo facts, events or conditions exist on any LED Leased Real Property or any former owned or operated sites and facilities of LED or any of its Subsidiaries or their respective businesses that (i) violate any Environmental Law in any material respect, (ii) may give rise to any material investigatory, remedial or corrective obligations pursuant to Environmental Laws or (iii) may result in any material costs or expenses for Environmental Damages (whether as a result of Actions by any Governmental Authority or otherwise).

          (b) Except as set forth on Schedule 4.09(b), neither LED nor any of its Subsidiaries have received any notice, report or other information regarding any actual or alleged violation of any Environmental Law or any Environmental Damages or potential Environmental Damages, including any investigatory, remedial or corrective obligations, relating to the operation of the business of LED or any of its Subsidiaries or any condition on, under or about the LED Leased Property or any former owned or operated sites and facilities of LED or any of its Subsidiaries or their respective businesses. Neither LED nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including any Hazardous Substance, upon the LED Leased Real Property or former owned or operated sites in a manner that has given or would give rise to material Environmental Damages. There has been no release or threat of release (as the term “release” is defined by CERCLA) of any Hazardous Substance on, to, from or about any property currently or formerly owned or operated by LED or any of its Subsidiaries or from any operations of LED or any of its Subsidiaries.

          (c) Except as set forth on Schedule 4.09(c), to the Knowledge of LED, none of the following exists at any LED Leased Real Property: (i) underground storage tanks, (ii) asbestos-containing material in any form or conditions, (iii) materials or equipment containing polychlorinated biphenyls or (iv) landfills, surface impoundments or disposal areas.

          (d) Except as set forth on Schedule 4.09(d), neither this Agreement nor the consummation of the transactions contemplated hereby will result in any obligations for site investigation or cleanup, or notification to or consent of any Governmental Authority or other

Person, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws.

          (e) LED has provided or made available to LSG copies of all environmental reports in LED’s possession or control regarding the LED Leased Real Property or any former owned or operated sites and facilities of LED and each of its Subsidiaries or their respective businesses.

     4.10 Employees; Labor Matters. (a) Schedule 4.10(a) contains an accurate list of the names, titles, dates of hire or dates of service, rates of compensation and remuneration of any kind, and any unused accrued vacation, in each case, as of the date of this Agreement of all employees, officers, directors and independent contractors (other than professional service advisors) of, and consultants to, LED or any of its Subsidiaries and/or their respective businesses (all such individuals, the “LED Service Providers”). To LED’s Knowledge, no executive, key employee, key independent contractor or significant group of employees has any plans to terminate his or her employment or engagement with LED or any of its Subsidiaries as a result of the transactions contemplated by this Agreement or otherwise. Except as set forth on Schedule 4.10(a), the services provided by the LED Service Providers are terminable at will by LED or its Subsidiaries at no cost or expense to LED or any of its Subsidiaries, and neither LED nor its subsidiaries are party to an employment contract with such LED Service Providers. Since the Most Recent LED Balance Sheet Date, there has not been any increase in compensation payable to or to become payable to any LED Service Provider, except regular increases granted in the ordinary course of business.

           (b) Neither LED nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or similar agreement with any labor organization or employee association covering the terms and conditions of any employee or employee group of LED or its Subsidiaries. There has not been, nor is there pending or, to the Knowledge of LED, threatened any labor dispute between LED or any of its Subsidiaries, on the one hand, and any labor organization, on the other hand, or any strike, slowdown, jurisdictional dispute, work stoppage or other similar organized labor activity involving any employee of LED or any of its Subsidiaries or affecting LED or any of its Subsidiaries. There has not been, nor to the Knowledge of LED, is there threatened or pending, any labor union organizational activity involving, any employee of LED or any of its Subsidiaries. There exists no pending or, to the Knowledge of LED, threatened, Action between LED or any of its Subsidiaries and any current or former director, officer or employee of LED or any of its Subsidiaries, including any claim for discrimination, harassment, retaliation, wrongful employment or labor practices, breach of express or implied contract of employment or for violation of equal employment opportunity or wage and hour Laws. All former and current employees of LED or any of its Subsidiaries have provided the necessary information and documentation from which to file current, effective Employment Eligibility Verifications (INS Form I-9’s) for each such employee and neither LED nor any of its Subsidiaries has any information or other reason to believe that any of such supplied information or documentation is in any manner false, fraudulent or in any other manner not genuine. LED and its Subsidiaries have in all other respects complied with its obligations under the

Immigration Reform and Control Act of 1986, as amended, and with all other applicable Laws pertaining to the employment or termination of employment of such employees, including all such Laws relating to labor relations, equal employment opportunity, fair employment practices, wages and hours, occupational safety and other workplace regulations and activities.

4.11 Benefit Plans.

          (a) Schedule 4.11 sets forth a true and complete list of each LED Employee Plan.

          (b) Each LED Employee Plan has been established, operated and administered in all material respects in accordance with its terms, and each such LED Employee Plan is in material compliance with all applicable Laws. All contributions (including all employer contributions and employee salary reduction contributions) and premiums required to have been paid by LED to any LED Employee Plan under the terms of any such LED Employee Plan or its related trust, insurance contract or other funding arrangement, or pursuant to any applicable law have been paid within the time prescribed by any such LED Employee Plan, trust, contract or arrangement, or applicable Law. All contributions and premiums for any period ending on or before the Closing Date that are not yet due have been made to each such LED Employee Plan or its related trust, insurance contract or other funding arrangement.

          (c) No LED Employee Plan is (i) a “multiple employer plan” for purposes of Sections 4063 or 4064 of ERISA, (ii) subject to Section 412 of the Code or Section 302 or Title IV of ERISA, (iii) a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA), (iv) intended to satisfy the requirements of Section 403(a) of the Code, or (v) intended to be qualified under Section 401(a) of the Code.

          (d) Neither LED nor any LED ERISA Affiliate has incurred any liability (including as a result of any indemnification obligation) under Title I or Title IV of ERISA for which LED could be liable. No event has occurred, no condition exists, and there are no pending or, to the Knowledge of LED, threatened claims by or on behalf of any LED Employee Plan by any person covered thereby (other than ordinary claims for benefits submitted by participants or beneficiaries) or any Governmental Authority that would subject LED, either directly or by reason of affiliation with an LED ERISA Affiliate, to any material Tax, fine, Encumbrance, or other liability imposed by ERISA, the Code or other applicable Law. No asset of LED is subject to any Encumbrance under ERISA or the Code.

          (e) With respect to each LED Employee Plan, LED has provided or made available to LSG true and complete copies of: (i) such LED Employee Plan, if written, or a description of such LED Employee Plan, if not written, and (ii) to the extent applicable to such LED Employee Plan: all trust agreements, insurance contracts or other funding arrangements; the three most recent Forms 5500 required to have been filed with the IRS and all schedules thereto; all current summary plan descriptions, all material communications received from or sent to the IRS or the Department of Labor (including a written description of any oral communication); and all amendments and modifications to any such document.

          (f) No LED Employee Plan exists that could result in the payment to any Continued Employee of any money or other property (including any severance payments, bonus of other compensation) or in the acceleration of any other rights or benefits to any Continued Employee as a result of the transactions contemplated herein.

          4.12 Taxes.

          (a) All Tax Returns required to be filed by or with respect to LED and its Subsidiaries on or prior to the Closing Date have been, in all material respects, properly prepared and timely filed (including all applicable extensions), and all such Tax Returns (including information provided therewith or with respect thereto) are true, correct and complete.

          (b) LED and each of its Subsidiaries have fully and timely paid all Taxes owed by such companies (whether or not shown on any Tax Return).

          (c) No audit or other proceeding by any Governmental Authority is pending, no Governmental Authority has given notice of any intention to commence an audit or other proceeding, or assert any deficiency or claim for additional Taxes against LED or any of its Subsidiaries, and no claim has been made by any Governmental Authority in a jurisdiction where LED or any of its Subsidiaries does not file Tax Returns with respect to a particular Tax that it is or may be subject to taxation by that jurisdiction with respect to such Tax, and all deficiencies for Taxes asserted or assessed against LED or any of its Subsidiaries have been fully and timely paid, settled or properly reflected in the LED Financial Statements. The Sellers do not expect any Governmental Authority to assess any additional Taxes for any period for which Tax Returns have been filed.

          (d) LED and each of its Subsidiaries have each withheld from their respective employees, independent contractors, creditors, shareholders and third parties and timely paid to the appropriate Governmental Authority proper and accurate amounts in all material respects for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable Laws and have each complied in all material respects with all Tax information reporting provisions of all applicable Laws.

          (e) No Subsidiary of LED has agreed, or is required, to include in income any adjustment under Section 481 (a) of the Code by reason of a voluntary change in accounting method initiated by LED or any of its Subsidiaries, and no Governmental Authority has initiated or proposed any such adjustment or change in accounting method (including any method for determining reserves for bad debts maintained by any Subsidiary of LED). No Subsidiary of LED will be required to include in post-Closing income any amount resulting from a change in accounting method, closing agreement pursuant to Section 7121 of the Code, installment sale, inter-company transaction or excess loss account or similar type of adjustment.

          (f) Neither LED nor any of its Subsidiaries has engaged in any reportable transaction described in Treasury Regulation Section 1.6011-4.

          (g) LED and each of its Subsidiaries have collected all material sales, use and value added taxes required to be collected, and have remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority and has furnished properly completed exemption certificates for all exempt transactions.

     4.13 Intellectual Property.

          (a) Schedule 4.13 contains a summary description of every U.S. or foreign patent, both utility and design, along with pending applications (“Patents”), owned by LED or any of its Subsidiaries and the owner of each such Patent. All such Patents which have been registered with the United States Patent and Trademark Office are currently in material compliance with all formal legal requirements (including recordation of assignments) and are not subject to any maintenance fees or Taxes or Actions falling due within 90 days after the Closing Date. To the Knowledge of LED, no facts or circumstances have occurred which, individually or in the aggregate, would render any Patent invalid and/or unenforceable. No Patent required to be listed on Schedule 4.13, has been or is now involved in any opposition, invalidation, or cancellation and, to LED’s Knowledge, no such Action is threatened with respect to any such Patent. All products and materials under such Patent bear the proper legal notice where permitted by Law.

          (b) Schedule 4.13 lists each trademark, service mark, trade dress, product configuration, trade name (“Mark”) that is material to the business of LED or any of its Subsidiaries as currently conducted and used to identify LED products by LED or any of its Subsidiaries in the United States or worldwide and the owner of each such Mark. All Marks listed and which have been registered with the United States Patent and Trademark Office have been in continuous use since their respective first uses, are currently in material compliance with all formal legal requirements (including, as applicable, the timely post-registration filing of affidavits of use and incontestability and renewal applications), and are not subject to any maintenance fees or Taxes falling due within 90 days after the Closing Date. To the Knowledge of LED, no facts or circumstances have occurred which, individually or in the aggregate, would render any Mark required to be listed invalid and/or unenforceable. No Mark required to be listed on Schedule 4.13 has been or is now involved in any opposition, invalidation, or cancellation and, to LED’s Knowledge, no such Action is threatened with respect to any such Mark. All products and materials containing such a Mark bear the proper legal notice where permitted by Law.

          (c) Schedule 4.13 lists each material copyright registration and each material unregistered copyright owned by LED or any of its Subsidiaries and the owner of each such copyright. All copyrights required to be listed on Schedule 4.13 that have been registered are currently in material compliance with formal legal requirements and are not subject to any maintenance fees or Taxes falling due within 90 days after the Closing Date. To the Knowledge of LED, no facts or circumstances have occurred which, individually or in the aggregate, would render any material copyright registration or material unregistered copyright required to be listed invalid and/or unenforceable. All works encompassed by such copyrights have been marked with the proper copyright notices. After Closing, subject to existing Contracts, LSG will have the exclusive right to use all such copyrights and there are no third-party rights to such copyrights that will materially interfere with LSG’s ownership and exclusive use of such copyrights.

          (d) Schedule 4.13 lists all Software used in connection with the operation of the business of each of LED and its Subsidiaries as currently conducted and developed by LED or any of its Subsidiaries and the owner of such Software. After Closing, LSG will have at least a non-exclusive right to use all such Software. Such Software may contain code that was not specifically written or developed for use in such Software (“Preexisting Code”). To the Knowledge of LED, there are no third-party rights to such Preexisting Code that will materially interfere with LSG’s use of such Software.

          (e) Schedule 4.13 lists each category of trade secret and know how (“Trade Secret”) created, produced, developed, and/or used by LED or any of its Subsidiaries and the owner of each such Trade Secret. With respect to each such Trade Secret, the documentation relating to such Trade Secret is current and accurate in all material respects. To LED’s knowledge, its Trade Secrets are sufficiently secret to confer an actual or potential economic advantage upon one who possesses the information. LED and its Subsidiaries have taken reasonable precautions to protect such Trade Secret’s secrecy, confidentiality, and value. To the Knowledge of LED, no such Trade Secret is part of the public knowledge or literature or has been used, divulged or appropriated either for the benefit of any third person or to LED’s and its Subsidiaries’ detriment. No such Trade Secret is subject to any adverse claim nor, to LED’s Knowledge, has any adverse claim been threatened with respect to any such Trade Secret and there is no basis therefor.

          (f) LED and its Subsidiaries own all material LED Intellectual Property rights or, to the Knowledge of LED, have the right to use pursuant to an enforceable Contract all material LED Intellectual Property rights. Except as set forth in Schedule 4.13, each LED Intellectual Property right immediately prior to the Closing will be owned or available for use by LSG on substantially identical terms and conditions immediately subsequent to the Closing. The parties to this Agreement acknowledge and agree that the representations and warranties contained in this Section 4.13(f) shall not apply to infringement by LED of any third party’s Intellectual Property rights, or any liabilities or Actions relating to or alleging the same.

          (g) LED and its Subsidiaries have delivered to LSG correct and complete copies of all material written documentation evidencing ownership and prosecution (if applicable) of each LED Intellectual Property right required to be listed in Schedules 4.13(a)-(d). With respect to Intellectual Property owned by LED and its Subsidiaries, LED has disclosed to LSG all information known to LED which is relevant to or could impact the protectability or enforceability of its Intellectual Property. With respect to each such LED Intellectual Property right: (i) except for grants of rights made to third parties in Contracts, LED and its Subsidiaries possess all right, title, and interest in and to the item, free and clear of any Encumbrance; (ii) the item is not subject to any outstanding order by a Governmental Authority; and (iii) no Action is pending or, to the Knowledge of LED, threatened (and there is no basis therefore) which challenges the enforceability, use, or ownership of the item.

          (h) To LED’S Knowledge, LED and its Subsidiaries have not infringed upon or misappropriated any other Person’s Intellectual Property rights, and LED and its Subsidiaries, except as set forth in Schedule 4.13, and have never received any notice alleging any such infringement or misappropriation of any other Person’s Intellectual Property right (including any claim that LED or any of its Subsidiaries must license or refrain from using any other Person’s Intellectual Property rights).

          (i) Schedule 4.13 identifies each item of Intellectual Property, other than commercially available Software, that any other Person owns and that LED or any of its Subsidiaries uses as a material portion of any product currently sold by LED or any of its Subsidiaries. Schedule 4.13 identifies each material Contract pursuant to which LED or any of its Subsidiaries have granted to any Person rights under or with respect to any of their Intellectual Property (together with any exceptions) that is now in effect. LED and its Subsidiaries have made available to LSG correct and complete copies of all such Contracts with respect to such use, as amended through the date hereof. With respect to the Contracts related to each item of Intellectual Property required to be identified in Schedule 4.13, the statements in clauses (i) - (vii) below are true and correct:

(i)	except as otherwise indicated in Schedule 4.13, the Contract will not be terminated or rendered amended or supplemented as a result of the consummation of the transactions contemplated by this Agreement;

(ii)	to the Knowledge of LED, no counter-party is in breach of such Contract, and no event has occurred which with notice or lapse of time would constitute a breach thereunder;

(iii)	no party to the Contract has repudiated any provision thereof;

(iv)	with respect to each sublicense Contract, to the Knowledge of LED, the representations and warranties set forth in Sections 4.13(i)(i) - 4.135(i)(iii) are true and correct with respect to the underlying license Contract;

(v)	the underlying item of Intellectual Property is not subject to any outstanding order by a Governmental Authority;

(vi)	no Action is pending or, to LED’S Knowledge, threatened (and there is no basis therefore) which challenges the enforceability of the underlying item of Intellectual Property; and

(vii)	LED and its Subsidiaries have not granted any sublicense or similar Contract with respect to such Contract.

          (j) Except as set forth in Schedule 4.13, there are no Encumbrances (other than Permitted Encumbrances) outstanding on the LED Intellectual Property rights.

          (k) Except as set forth in Schedule 4.13, all former and current employees of LED and its Subsidiaries have executed written Contracts with LED and its Subsidiaries that assign to LED and its Subsidiaries all Intellectual Property created by such employees relating to the business of LED and each of its Subsidiaries, including without limitation, all rights to any inventions, improvements, discoveries, or information. No employee of LED or its Subsidiaries has entered into any Contract that restricts or limits in any material way the scope or type of work in which such employee may be engaged or requires such employee to transfer, assign, or disclose information concerning his or her work to any Person other than LED and its Subsidiaries, except as may be required by Law.

     4.14 LED Financial Statements. Set forth on Schedule 4.14 are the unaudited consolidated financial statements of LED Effects and its Subsidiaries for the fiscal years ended December 31, 2006 and December 31, 2005 and the period beginning January 1, 2007 and ended June 13, 2007, and the unaudited consolidated financial statements of LED and its Subsidiaries for the period from June 14, 2007 through August 31, 2007 (collectively, the “LED Financial Statements”). The LED Financial Statements have been prepared in accordance with GAAP, are complete and correct in all material respects and present fairly the financial position and results of operation of the business of LED and its Subsidiaries as of the indicated dates and for the indicated periods. Neither LED nor any of its Subsidiaries have any material liabilities except for liabilities (i) set forth in the LED Financial Statements or which are not required to be disclosed thereon under GAAP, (ii) which have arisen after August 31, 2007 (the “Most Recent LED Balance Sheet Date”) in the ordinary course of business (none of which result from, arise out of, relate to, are in the nature of, or were caused by any breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) incurred pursuant to the transactions contemplated by this Agreement, and (iv) that have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business.

     4.15 Absence of Certain Changes or Events. Except as set forth on Schedule 4.15, since the Most Recent LED Balance Sheet Date, there has been no LED Material Adverse Effect and no event, change, condition or circumstance which, individually or in the aggregate, could reasonably be expected to have an LED Material Adverse Effect. Without limiting the generality of the foregoing, since that date, except as expressly contemplated by this Agreement:

          (a) Neither LED nor any of its Subsidiaries has made any cash distributions or capital expenditures, including to any holder of its equity or for any such holder’s direct or indirect benefit;

          (b) Neither LED nor any of its Subsidiaries has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the ordinary course of business;

          (c) No Person (including LED or any of its Subsidiaries) has accelerated, terminated, modified, or cancelled any Contract or license (or series of related Contracts and licenses) involving more than $10,000 to which LED or any of its Subsidiaries is a party or is bound;

          (d) Neither LED nor any of its Subsidiaries has delayed or postponed the payment of accounts payable and other liabilities outside the ordinary course of business;

          (e) Neither LED nor any of its Subsidiaries has cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) involving more than $10,000;

          (f) Neither LED nor any of its Subsidiaries has transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

          (g) Neither LED nor any of its Subsidiaries has experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

          (h) Neither LED nor any of its Subsidiaries has made any loans or advanced any money or other property, to any employee, officer, independent contractor or other Person (except advances to employees in the ordinary course of business not in excess of $5,000 in the aggregate);

         (i) Neither LED nor any of its Subsidiaries has established, entered into, adopted, amended, modified or terminated any LED Employee Plan or other arrangement that would be an LED Employee Plan if it were in existence as of the date of this Agreement;

          (j) Neither LED nor any of its Subsidiaries has increased the compensation or fringe benefits of any present or former employee or director (except for increases in salary or wage rates in the ordinary cause of business);

          (k) Neither LED nor any of its Subsidiaries has granted any severance or termination pay to any present employee or director;

          (l) Neither LED nor any of its Subsidiaries has discharged a material liability or Encumbrance outside the ordinary course of business; and

          (m) Neither LED nor any of its Subsidiaries has committed to any of the foregoing.

     4.16 Insurance. LED and its Subsidiaries maintain insurance in respect of the Acquired Assets and their respective businesses, covering such risks, in such amounts, with such terms and with such insurers as is reasonably necessary to provide adequate insurance coverage for the Acquired Assets and their respective businesses (such insurance, the “LED Business Insurance Policies”). Schedule 4.16 contains a true and complete list of all LED Business Insurance Policies and all of the LED Business Insurance Policies are in full force and effect. Neither LED nor any of its Subsidiaries is in default in any material respect with respect to any provision contained in any such LED Business Insurance Policy held by or on behalf of LED or any of its Subsidiaries. Neither LED nor any of its Subsidiaries has received any notice of cancellation or non-renewal of any such LED Business Insurance Policy.

     4.17 Affiliate Transactions. Except that each of Zach Gibler, Paul Kallmes, and Govi Rao is an operating advisor of Pegasus Capital Advisors and its Affiliates, and other than employment arrangements with LED, no executive officer or director of LED or any of its Subsidiaries or any Person beneficially owning 5% or more of the outstanding equity interests of LED, or any immediate family member or Affiliate of any of the foregoing Persons, is a party to any Contract with or binding upon LED or any of its Subsidiaries or any of their respective properties or assets or has any interest in any material property owned by LED or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing since January 1, 2006.

     4.18 Brokers’ Fees. Neither LED nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     4.19 Investment Intent. LED (i) understands that the Exchange Consideration to be issued hereunder has not been, and will not be, registered under the Securities Act, or under any state securities Laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, and acknowledges that the Exchange Consideration to be issued hereunder was not offered to LED by means of (1) any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium, or broadcast over television or radio, or (2) any other form of general solicitation or advertising, (ii) is acquiring the Exchange Consideration to be issued hereunder solely for its own account for investment purposes, and not with a view to the distribution thereof, (iii) is an experienced and sophisticated investor with knowledge and experience in business and financial matters as are necessary to evaluate the merits and risks of an investment in the Exchange Consideration, (iv) has received certain information concerning LSG and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the shares that constitute Exchange Consideration, and has made the determination to enter into this Agreement and the transactions contemplated hereby and to acquire the Exchange Consideration to be issued hereunder based upon its own independent evaluation and assessment of its value, (v) is able to bear the economic risk and lack of liquidity inherent in holding the Exchange Consideration, and (vi) is an “Accredited Investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF LSG

LSG hereby represents and warrants to LED, as of the Closing Date, as follows:

     5.01 Organization; Qualification; Subsidiaries. (a) LSG and each of its Subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where any such failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to have an LSG Material Adverse Effect. LSG and each of its Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed or in good standing which would not, individually or in the aggregate, reasonably be expected to have an LSG Material Adverse Effect.

          (b) Schedule 5.01(b) sets forth for each Subsidiary of LSG (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of each Subsidiary of LSG have been duly authorized and are validly issued, fully paid, and nonassessable. LSG or one or more of its Subsidiaries holds of record and owns beneficially all of the outstanding shares of each Subsidiary of LSG, free and clear of any Encumbrances. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts or commitments that could require any of LSG and its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of its Subsidiaries or that could require any Subsidiary of LSG to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of LSG. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of LSG. None of LSG and its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary of LSG. Except for the Subsidiaries set forth in Schedule 5.01(b), neither LSG nor any of its Subsidiaries owns or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.

     5.02 Authority. LSG has the full power and authority to execute and deliver this Agreement and perform its obligations hereunder and under the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby and thereby. LSG has taken all necessary corporate action to authorize the execution and delivery of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby and thereby. This Agreement is, and the other agreements and instruments to be executed and delivered by LSG in connection with the transactions contemplated hereby will be, the legal, valid and binding obligations of LSG, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect affecting the enforcement of creditors’ rights generally.

     5.03 No Violation. Except as set forth on Schedule 5.03, neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby (a) violates any provision of the certificate of incorporation, certificate of formation, operating agreement, by-laws or other constitutive documents of LSG or any of its Subsidiaries, (b) violates or is in conflict with any applicable Law, or (c) violates or conflicts with or constitutes a default in any material respect (or an event that, with notice or lapse of time or both, would constitute a default in any material respect) under or results in the termination of, or accelerates the performance required by, any term or provision of any Contract to which LSG or any of its Subsidiaries is a party or by which any assets of LSG or any of its Subsidiaries are bound, or results in the creation of an Encumbrance (other than any Permitted Encumbrance) upon any of the properties or assets of LSG or any of its Subsidiaries, excluding from the foregoing clauses (b) and (c) violations, conflicts, defaults, terminations, accelerations, and creations of Encumbrances that, individually or in the aggregate, would not reasonably be expected to have an LSG Material Adverse Effect.

     5.04 Consents. Neither LSG nor any of its Subsidiaries is required to give or obtain any authorization, consent, approval, order or filing with or notice to any Governmental Authority or other Person in connection with the execution and delivery of this Agreement or any other agreement or document to be delivered by LSG or the consummation by LSG of the transactions contemplated hereby or thereby.

     5.05 Title to Properties.

          (a) Real Property. Neither LSG nor any of its Subsidiaries own any real property. Set forth on Schedule 5.05(a) is a complete list of all Leases held in connection with, necessary for or material to the business of LSG or any of its Subsidiaries, including the date thereof and identity of the parties to such Leases, and all LSG Leased Real Property (identified by street address) held by LSG or any of its Subsidiaries pursuant to such Leases. LSG has made available to LED true, correct and complete copies of each such Lease (including any amendments, addenda, modifications, supplements or waivers thereto). LSG or one or more of its Subsidiaries has a valid leasehold interest in each LSG Leased Real Property and all such Leases are valid and binding leases, are in full force and effect and enforceable in accordance with their respective terms and none of LSG, any of it its Subsidiaries and, to the Knowledge of

LSG, any other party thereto, is (or with notice or lapse of time or both would be) in violation or breach of, or in default under, the terms of any such Lease.

          (b) Title to Assets. LSG and each of its Subsidiaries has good and valid title to, or holds valid leasehold interests in, all of the material tangible personal assets and properties used or held for use by it in connection with the conduct of its business, free and clear of all Encumbrances (except Permitted Encumbrances). All of such tangible personal assets and properties have been maintained in accordance with normal industry practice and are in good repair and operating condition, ordinary wear and tear (and matters for which LSG is not responsible) excepted.

     5.06 Litigation. Except as set forth on Schedule 5.06, there are no Actions pending or, to LSG’s Knowledge, threatened against or affecting LSG or any of its Subsidiaries or any of their respective assets or properties nor, to LSG’s Knowledge, is there any basis for any such Action. There is no judgment, decree, injunction or order binding upon LSG or any of its Subsidiaries that relates to any of its assets or properties or is applicable to its business. None of LSG and its Subsidiaries and none of their respective assets or properties is or are subject to any order, writ, judgment, injunction, decree or award. There are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or, to the Knowledge of LSG, threatened, in each case regarding any accounting practices of LSG or any of its Subsidiaries or any malfeasance by any director or executive officer of LSG or any of its Subsidiaries.

     5.07 Contracts. As of the date hereof, except for this Agreement and for Contracts filed as exhibits to, or incorporated by reference in, LSG’s Annual Report on Form 10-KSB for the period ended December 31, 2006 and LSG’s Quarterly Reports on Form 10-QSB filed between January 1, 2007 and the date hereof (the “LSG Material Contracts”), none of LSG and its Subsidiaries is a party to or bound by any Contract: (i) of a type that would be required to be filed as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (ii) containing covenants binding upon LSG or any of its Subsidiaries that materially restrict the ability of LSG or any of its Subsidiaries (or which, following the contribution of the Acquired Assets contemplated hereunder, would materially restrict the ability of LSG) to compete in any business or with any Person or in any geographic area that is material to LSG and its Subsidiaries, taken as a whole, as of the date hereof, except for any such Contract that may be canceled without penalty by LSG or any of its Subsidiaries upon notice of 90 days or less; (iii) with respect to a material joint venture or material partnership agreement; or (iv) that would prevent, materially delay or materially impede LSG’s ability to consummate the transactions contemplated by this Agreement.

          (b) Each of the LSG Material Contracts is valid and binding on LSG and each of its Subsidiaries party thereto and, to the Knowledge of LSG, each other party thereto and is in full force and effect. There is no material default under any LSG Material Contract by LSG or any of its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute such a default thereunder by LSG or any of its Subsidiaries.

     5.08 Compliance with Law; Permits.

          (a) Each of LSG and its Subsidiaries and each of their respective predecessors has complied and is in compliance with, in all material respects, all applicable Laws (including Environmental Laws), and no Action has been filed or commenced or, to LSG’s Knowledge, threatened to be filed or commenced against any of them alleging any failure to so comply; and

          (b) LSG and its Subsidiaries hold all Permits that are necessary or advisable for them to own their assets and to operate their businesses as currently conducted, except where the failure to hold such Permits has not had, and would not reasonably be expected to have, an LSG Material Adverse Effect. All such Permits are in full force and effect and, to LSG’s Knowledge, no suspension or cancellation of any of them is being threatened.

     5.09 Environmental Matters.

          (a) No facts, events or conditions exist on any LSG Leased Real Property or any former owned or operated sites and facilities of LSG or any of its Subsidiaries or their respective businesses that (i) violate any Environmental Law in any material respect, (ii) may give rise to any material investigatory, remedial or corrective obligations pursuant to Environmental Laws or (iii) may result in either LED or LSG incurring any material costs or expenses for Environmental Damages (whether as a result of Actions by any Governmental Authority or otherwise).

          (b) Neither LSG nor any of its Subsidiaries have received any notice, report or other information regarding any actual or alleged violation of any Environmental Law or any Environmental Damages or potential Environmental Damages, including any investigatory, remedial or corrective obligations, relating to the operation of the business of LSG or any of its Subsidiaries or any condition on, under or about the LSG Leased Property or any former owned or operated sites and facilities of LSG or any of its Subsidiaries or their respective businesses. Neither LSG nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including any Hazardous Substance, upon the LSG Leased Real Property in a manner that has given or would give rise to material Environmental Damages. There has been no release or threat of release (as the term “release” is defined by CERCLA) of any Hazardous Substance on, to, from or about any property currently or formerly owned or operated by LSG or any of its Subsidiaries or from any operations of LSG or any of its Subsidiaries.

          (c) To the Knowledge of LSG, none of the following exists at any LSG Leased Real Property: (i) underground storage tanks, (ii) asbestos-containing material in any form or conditions, (iii) materials or equipment containing polychlorinated biphenyls or (iv) landfills, surface impoundments or disposal areas.

          (d) Neither this Agreement nor the consummation of the transactions contemplated hereby will result in any obligations for site investigation or cleanup, or notification to or consent of any Governmental Authority or other Person, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws.

          (e) LSG has provided or made available to LED copies of all environmental reports in LSG’s possession or control regarding the LSG Leased Real Property or any former sites and facilities of LSG and each of its Subsidiaries or their respective businesses.

     5.10 Employees; Labor Matters. (a) Schedule 5.10 contains an accurate list of the names, titles, dates of hire or dates of service, rates of compensation and remuneration of any kind, in each case, as of the date of this Agreement of all employees, officers, directors and independent contractors (other than professional service advisors) of, and consultants to, LSG or any of its Subsidiaries and/or the their respective businesses (all such individuals, the “LSG Service Providers”). Each independent contractor or consultant of LSG or any of its Subsidiaries is and has been properly characterized as an independent contractor or consultant based on the applicable standards under applicable Law. To LSG’s Knowledge, no executive, key employee, key independent contractor or significant group of employees has any plans to terminate his or her employment or engagement with LSG or any of its Subsidiaries as a result of the transactions contemplated by this Agreement or otherwise. Except as set forth on Schedule 5.10, the services provided by the LSG Service Providers are terminable at will by LSG or its Subsidiaries at no cost or expense to LSG or any of its Subsidiaries, and neither LSG nor its subsidiaries are party to an employment contract with such LSG Service Providers. Since December 31, 2006, there has not been any increase in compensation payable to or to become payable to any LSG Service Provider, except regular increases granted in the ordinary course of business.

           (b) Except as set forth on Schedule 5.10, Neither LSG nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or similar agreement with any labor organization or employee association covering the terms and conditions of any employee or employee group of LED or its Subsidiaries. There has not been, nor is there pending or, to the Knowledge of LSG, threatened any labor dispute between LSG or any of its Subsidiaries, on the one hand, and any labor organization, on the other hand, or any strike, slowdown, jurisdictional dispute, work stoppage or other similar organized labor activity involving any employee of LSG or any of its Subsidiaries or affecting LSG or any of its Subsidiaries. There has not been, nor to the Knowledge of LSG, is there threatened or pending, any labor union organizational activity involving, any employee of LSG or any of its Subsidiaries. There exists no pending or, to the Knowledge of LSG, threatened, Action between LSG or any of its Subsidiaries and any current or former director, officer or employee of LSG or any of its Subsidiaries, including any claim for discrimination, harassment, retaliation, wrongful employment or labor practices, breach of express or implied contract of employment or for violation of equal employment opportunity or wage and hour Laws. All former and current employees of LSG or any of its Subsidiaries have provided the necessary information and documentation from which to file current, effective Employment Eligibility Verifications (INS Form I-9’s) for each such employee and neither LSG nor any of its Subsidiaries has any information or other reason to believe that any of such supplied information or documentation is in any manner false, fraudulent or in any other manner not genuine. LSG and its Subsidiaries have in all other respects complied with its obligations under the Immigration Reform and Control Act of 1986, as amended, and with all other applicable Laws pertaining to the employment or termination of employment of such employees, including all such Laws relating to labor relations, equal employment opportunity, fair employment practices, wage and hour, occupational safety and other workplace regulations and activities.

     5.11 Benefit Plans.

          (a) Schedule 5.11(a) sets forth a true and complete list of each LSG Employee Plan.

          (b) Each LSG Employee Plan has been established, operated and administered in all material respects in accordance with its terms, and each such LSG Employee Plan is in material compliance with all applicable Laws. All contributions (including all employer contributions and employee salary reduction contributions) and premiums required to have been paid by LSG to any LSG Employee Plan under the terms of any such LSG Employee Plan or its related trust, insurance contract or other funding arrangement, or pursuant to any applicable law have been paid within the time prescribed by any such LSG Employee Plan, trust, contract or arrangement, or applicable Law. All contributions and premiums for any period ending on or before the Closing Date that are not yet due have been made to each such LSG Employee Plan or its related trust, insurance contract or other funding arrangement.

          (c) All amendments and actions required to bring each LSG Employee Plan into conformity with applicable provisions of ERISA, the Code and other applicable law have been made or taken, except to the extent that such amendments or actions are not required by law to be made or taken until after the Closing Date.

          (d) No LSG Employee Plan is (a) a “multiple employer plan” for purposes of Sections 4063 or 4064 of ERISA or (b) subject to Section 412 of the Code or Section 302 or Title IV of ERISA, or (c) intended to be qualified under Section 401(a) of the Code. Neither LSG nor, to the Knowledge of LSG, any LSG ERISA Affiliate has incurred any liability (including as a result of any indemnification obligation) under Title I or Title IV of ERISA for which LSG could be liable. No event has occurred, no condition exists, and there are no pending or, to the Knowledge of LSG, threatened claims by or on behalf of any LSG Employee Plan by any person covered thereby (other than ordinary claims for benefits submitted by participants or beneficiaries) or any Governmental Authority that would subject LSG, either directly or by reason of affiliation with an LSG ERISA Affiliate, to any material Tax, fine, Encumbrance, or other liability imposed by ERISA, the Code or other applicable Law. No asset of LSG is subject to any Encumbrance under ERISA or the Code. None of LSG, its Affiliates, and/or any LSG ERISA Affiliate has any liability or contributes (or has at any time contributed or had an obligation to contribute) to any “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA).

          (e) With respect to each LSG Employee Plan, LSG has provided or made available to LED true and complete copies of: (i) such LSG Employee Plan, if written, or a description of such LSG Employee Plan, if not written, and (ii) to the extent applicable to such LSG Employee Plan: all trust agreements, insurance contracts or other funding arrangements; the three most recent Forms 5500 required to have been filed with the IRS and all schedules thereto; the most recent IRS determination letter, all current summary plan descriptions, all material communications received from or sent to the IRS or the Department of Labor (including a written description of any oral communication); and all amendments and modifications to any such document.

          (f) Except as set forth in Schedule 5.11(f), No LSG Employee Plan exists that could result in the payment to any LSG employee of any money or other property (including any severance payments, bonus of other compensation) or in the acceleration of any other rights or benefits to any LSG employee as a result of the transactions contemplated herein.

     5.12 Taxes.

          (a) All Tax Returns required to be filed by or with respect to LSG and its Subsidiaries on or prior to the Closing Date have been, in all material respects, properly prepared and timely filed (including all applicable extensions), and all such Tax Returns (including information provided therewith or with respect thereto) are true, correct and complete.

          (b) LSG and each of its Subsidiaries have fully and timely paid all Taxes owed by such companies (whether or not shown on any Tax Return).

          (c) No audit or other proceeding by any Governmental Authority is pending, no Governmental Authority has given notice of any intention to commence an audit or other proceeding, or assert any deficiency or claim for additional Taxes against LSG or any of its Subsidiaries, and no claim has been made by any Governmental Authority in a jurisdiction where LSG or any of its Subsidiaries does not file Tax Returns with respect to a particular Tax that it is or may be subject to taxation by that jurisdiction with respect to such Tax, and all deficiencies for Taxes asserted or assessed against LSG or any of its Subsidiaries have been fully and timely paid, settled or properly reflected in the LSG Financial Statements. The Sellers do not expect any Governmental Authority to assess any additional Taxes for any period for which Tax Returns have been filed.

         (d) LSG and each of its Subsidiaries have each withheld from their respective employees, independent contractors, creditors, shareholders and third parties and timely paid to the appropriate Governmental Authority proper and accurate amounts in all material respects for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable Laws and have each complied in all material respects with all Tax information reporting provisions of all applicable Laws.

          (e) No Subsidiary of LSG has agreed, or is required, to include in income any adjustment under Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by LSG or any of its Subsidiaries, and no Governmental Authority has initiated or proposed any such adjustment or change in accounting method (including any method for determining reserves for bad debts maintained by any Subsidiary of LSG). No Subsidiary of LSG will be required to include in post-Closing income any amount resulting from a change in accounting method, closing agreement pursuant to Section 7121 of the Code, installment sale, inter-company transaction or excess loss account or similar type of adjustment.

          (f) Neither LSG nor any of its Subsidiaries has engaged in any reportable transaction described in Treasury Regulation Section 1.6011-4.

          (g) LSG and each of its Subsidiaries have collected all material sales, use and value added taxes required to be collected, and have remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority and has furnished properly completed exemption certificates for all exempt transactions.

          (h) No power of attorney currently in force has been granted by LSG or any of its Subsidiaries with respect to any tax matter. Neither LSG nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (i) Neither LSG nor any of its Subsidiaries has filed consent under Code Section 341(f) concerning collapsible corporations. Neither LSG nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii). Neither LSG nor any of its Subsidiaries is subject to any accumulated earnings tax or personal holding Companies tax. Neither LSG nor any of its Subsidiaries is currently a party to any Tax allocation or Tax sharing agreement or has an obligation to make a payment under such an agreement. Neither LSG nor any of its Subsidiaries (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than an Affiliated Group the common parent of which was LSG) or (ii) has any liability for the Taxes of any person (other than LSG and any of its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (j) Neither LSG nor any of its Subsidiaries (i) has been the distributing corporation with respect to a transaction described in Code Section 355 within the three-year period ending on the date of this Agreement; (ii) has a permanent establishment or office or fixed place of business outside the United States; (iii) has a material item of income or gain reported for financial accounting purposes in a pre-closing period or otherwise attributable to pre closing period which is required to be included in taxable income for a post-closing period or (iv) has an overall foreign loss described in Code Section 904(f).

          (k) Neither LSG nor any of its Subsidiaries owns shares of any controlled foreign corporations as described in Code Section 957 or passive foreign investment companies as described in Code Section 1297.

     5.13 Intellectual Property.

         (a) Schedule 5.13 contains a summary description of every Patent owned by LSG or any of its Subsidiaries and the owner of each such Patent. All such Patents are currently in material compliance with all formal legal requirements (including recordation of assignments) and are not subject to any maintenance fees or Taxes or Actions falling due within 90 days after the Closing Date. To the Knowledge of LSG, no facts or circumstances have occurred which, individually or in the aggregate, would render any Patent invalid and/or unenforceable. No Patent required to be listed on Schedule 5.13, has been or is now involved in any opposition, invalidation, or cancellation and, to LSG’s Knowledge, no such Action is threatened with respect to any such Patent. All products and materials under such Patent bear the proper legal notice where permitted by Law.

          (b) Schedule 5.13 lists each Mark that is material to the business of LSG or any of its Subsidiaries as currently conducted and used to identify LSG products or services by LSG or any of its Subsidiaries in the United States or worldwide and the owner of each such Mark. All Marks listed and which have been registered with the United States Patent and Trademark Office have been in continuous use since their respective first uses, are currently in material compliance with all formal legal requirements (including, as applicable, the timely post-registration filing of affidavits of use and incontestability and renewal applications), and are not subject to any maintenance fees or Taxes falling due within 90 days after the Closing Date. To the Knowledge of LSG, no facts or circumstances have occurred which, individually or in the aggregate, would render any Mark invalid and/or unenforceable. No Mark required to be listed on Schedule 5.13 has been or is now involved in any opposition, invalidation, or cancellation and, to LSG’s Knowledge, no such Action is threatened with respect to any such Mark. All products and materials containing such a Mark bear the proper legal notice where permitted by Law.

          (c) Schedule 5.13 lists each material copyright registration and each material unregistered copyright owned by LSG or any of its Subsidiaries and the owner of each such copyright. All copyrights required to be listed on Schedule 5.13 that have been registered are currently in material compliance with formal legal requirements and are not subject to any maintenance fees or Taxes falling due within 90 days after the Closing Date. To the Knowledge of LSG, no facts or circumstances have occurred which, individually or in the aggregate, would render any material copyright registration or material unregistered copyright required to be listed invalid and/or unenforceable. All works encompassed by such copyrights have been marked with the proper copyright notices.

          (d) Schedule 5.13 lists all Software used in connection with the operation of the business of each of LSG and its Subsidiaries as currently conducted and developed by LSG or any of its Subsidiaries and the owner of such Software. Such Software may contain Preexisting Code.

          (e) Schedule 5.13 lists each category of Trade Secret created, produced, developed, and/or used by LSG or any of its Subsidiaries and the owner of each such Trade Secret. With respect to each such Trade Secret, the documentation relating to such Trade Secret is current and accurate in all material respects. To LSG’s knowledge, its Trade Secrets are sufficiently secret to confer an actual or potential economic advantage upon one who possesses the information. LSG and its Subsidiaries have taken reasonable precautions to protect such Trade Secret’s secrecy, confidentiality, and value. To the Knowledge of LSG, no such Trade Secret is part of the public knowledge or literature or has been used, divulged or appropriated either for the benefit of any third person or to LSG’s and its Subsidiaries’ detriment. No such Trade Secret is subject to any adverse claim nor, to LSG’s Knowledge, has any adverse claim been threatened with respect to any such Trade Secret and there is no basis therefor.

          (f) LSG and its Subsidiaries own all material LSG Intellectual Property rights or, to the Knowledge of LSG, have the right to use pursuant to an enforceable Contract all material LSG Intellectual Property rights. Except as set forth in Schedule 5.13, each LSG Intellectual Property right immediately prior to the Closing will be owned by LSG on substantially identical terms and conditions immediately subsequent to the Closing. The parties to this Agreement acknowledge and agree that the representations and warranties contained in this Section 5.13(f) shall not apply to infringement by LSG of any third party’s Intellectual Property rights, or any liabilities or Actions relating to or alleging the same.

          (g) LSG and its Subsidiaries have delivered to LED correct and complete copies of all material written documentation evidencing ownership and prosecution (if applicable) of each LSG Intellectual Property right required to be listed in Schedules 5.13(a)-(d). With respect to Intellectual Property owned by LSG and its Subsidiaries, LSG has disclosed to LED all information known to LSG which is relevant to or could impact the protectability or enforceability of its Intellectual Property. With respect to each such LSG Intellectual Property right: (i) except for grants of rights made to third parties in Contracts, LSG and its Subsidiaries possess all right, title, and interest in and to the item, free and clear of any Encumbrance; (ii) the item is not subject to any outstanding order by a Governmental Authority; and (iii) no Action is pending or, to the Knowledge of LSG, threatened (and there is no basis therefore) which challenges the enforceability, use, or ownership of the item.

          (h) To LSG’S Knowledge, LSG and its Subsidiaries have not infringed upon or misappropriated any other Person’s Intellectual Property rights, and LSG and its Subsidiaries, except as set forth in Schedule 5.13, and have never received any notice alleging any such infringement or misappropriation of any other Person’s Intellectual Property right (including any claim that LSG or any of its Subsidiaries must license or refrain from using any other Person’s Intellectual Property rights).

          (i) Schedule 5.13 identifies each item of Intellectual Property, other than commercially available Software, that any other Person owns and that LSG or any of its Subsidiaries uses as a material portion of any product currently sold by LSG or any of its Subsidiaries. Schedule 5.13 identifies each material Contract pursuant to which LSG or any of its Subsidiaries have granted to any Person rights under or with respect to any of their Intellectual Property (together with any exceptions) that is now in effect. LSG and its Subsidiaries have made available to LED correct and complete copies of all such Contracts with respect to such use, as amended through the date hereof. With respect to the Contracts related to each item of Intellectual Property required to be identified in Schedule 5.13, the statements in clauses (i) - (vii) below are true and correct:

(i)	except as otherwise indicated in Schedule 5.13, the Contract will not be terminated or rendered amended or supplemented as a result of the consummation of the transactions contemplated by this Agreement;

(ii)	to the Knowledge of LSG, no counter-party is in breach of such Contract, and no event has occurred which with notice or lapse of time would constitute a breach thereunder;

(iii)	no party to the Contract has repudiated any provision thereof;

(iv)	with respect to each sublicense Contract, to the Knowledge of LSG, the representations and warranties set forth in Sections 5.13(i)(i) - 5.13(i)(iii) are true and correct with respect to the underlying license Contract;

(v)	the underlying item of Intellectual Property is not subject to any outstanding order by a Governmental Authority;

(vi)	no Action is pending or, to LSG’S Knowledge, threatened (and there is no basis therefore) which challenges the enforceability of the underlying item of Intellectual Property; and

(vii)	LSG and its Subsidiaries have not granted any sublicense or similar Contract with respect to such Contract.

          (j) Except as set forth in Schedule 5.13, there are no Encumbrances (other than Permitted Encumbrances) outstanding on LSG Intellectual Property rights.

          (k) Except as set forth in Schedule 5.13, all former and current employees of LSG and its Subsidiaries have executed written Contracts with LSG and its Subsidiaries that assign to LSG and its Subsidiaries all rights to any inventions, improvements, discoveries, or information relating to the business of LSG and each of its Subsidiaries. No employee of LSG or its Subsidiaries has entered into any Contract that restricts or limits in any material way the scope or type of work in which such employee may be engaged or requires such employee to transfer, assign, or disclose information concerning his or her work to any Person other than LSG and its Subsidiaries, except as may be required by Law.

     5.14 SEC Filings; LSG Financial Statements.

          (a) LSG has filed or otherwise transmitted all material forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2004 (all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto filed by LSG since such date, collectively, the “SEC Reports”). Each of the SEC Reports, as amended, complied, and LSG’s periodic SEC Reports filed after the date hereof and during LSG’s current fiscal year will comply, as to form in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act, each as in effect on the date so filed. None of the SEC Reports contained, when filed as finally amended, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b) The audited consolidated financial statements of LSG (including any related notes thereto) included in LSG’s Annual Report on Form 10-KSB for the fiscal years ended December 31, 2006, 2005, and 2004 filed with the SEC have been prepared in accordance with GAAP and fairly present in all material respects the consolidated financial position of LSG and its Subsidiaries at the respective dates thereof and the consolidated statements of operations, cash flows and changes in stockholders’ equity for the periods indicated. The unaudited consolidated financial statements of LSG (including any related notes thereto) for all interim periods included in LSG’s Quarterly Reports on Form 10-QSB filed with the SEC since January 1, 2006 (together with the audited financial statements referenced in the immediately preceding sentence, the “LSG Financial Statements”) have been prepared in accordance with GAAP and fairly present in all material respects the consolidated financial position of LSG and its Subsidiaries at the respective dates thereof and the consolidated statements of operations and cash flows for the periods indicated (subject to normal period-end adjustments, none of which would, individually or in the aggregate, reasonably be expected to have an LSG Material Adverse Effect).

          (c) Since the enactment of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act“), LSG has been and is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act applicable to LSG.

         (d) LSG has designed such disclosure controls and procedures to ensure that material information relating to LSG, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of LSG by others within those entities.

          (e) LSG has disclosed, based on its most recent evaluation prior to the date hereof, to LSG’s auditors and the audit committee of the Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect LSG’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in LSG’s internal controls over financial reporting.

          (f) As of the date hereof, LSG has no Knowledge of any material weaknesses in the design or operation of internal controls over financial reporting. There is no reason to believe that LSG’s auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, when first due.

          (g) Neither LSG nor any of its Subsidiaries has or is subject to any liabilities of any nature that would be required by GAAP to be reflected on an audited consolidated balance sheet (or in the notes thereto) of LSG and its Subsidiaries prepared to meet the requirements for inclusion in an Annual Report on Form 10-KSB, except liabilities that (i) are accrued or reserved against in the balance sheet included in the Quarterly Report on Form 10-QSB most recently filed by LSG prior to the date hereof (the “Most Recent LSG Balance Sheet”), (ii) were incurred in the ordinary course of business since the date of the Most Recent LSG Balance Sheet (none of which result from, arise out of, relate to, are in the nature of, or were caused by any breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) are incurred pursuant to the transactions contemplated by this Agreement, or (iv) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business.

          (h) LSG and its Subsidiaries have no continuing or existing liabilities or claims arising from or relating to the operations or the businesses of, or the bankruptcy cases or proceedings involving, The Phoenix Group Corporation, Americare Management, Inc., Lifeline Home Health Services, Inc., or Lifeline Managed Home Care, Inc.

          (i) Each Option (A) was granted in compliance with all applicable Laws and all of the terms and conditions of the LSG Stock Plan pursuant to which it was issued, (B) has an exercise price per share of LSG Common Stock equal to or greater than the fair market value of a share of LSG Common Stock at the close of business on the date of such grant, (C) has a grant date identical to the date on which the LSG’s Board of Directors or compensation committee actually awarded such Option, and (D) qualifies for the tax and accounting treatment afforded to such Option in LSG’s tax returns and financial statements, respectively.

     5.15 Capitalization. As of the date hereof, the authorized capital stock of LSG consists of (i) 495,000,000 shares of LSG Common Stock, (ii) 2,656,250 shares of LSG Existing Preferred Stock, and (iii) 2,000,000 shares of LSG Series B Preferred Stock. LSG has no shares of capital stock held in treasury. As of the Closing Date, after giving effect to the transactions contemplated hereby but prior to the reverse stock split anticipated to be approved by stockholders of LSG as soon as practicable following the Closing, there shall have been no change to the authorized capital stock of LSG described above, and (i) 439,141,583 shares of LSG Common Stock shall have been issued and be outstanding (which assumes the issuance of 5,000,000 shares of restricted stock granted to Ken Honeycutt), all of which shall have been validly issued, fully paid and nonassessable and issued free of preemptive rights, (ii) 515,653 shares of LSG Existing Preferred Stock shall have been issued and be outstanding, all of which shall have been validly issued, fully paid and nonassessable and issued free of preemptive rights, (iii) 2,000,000 shares of LSG Series B Preferred Stock shall have been issued and be outstanding, all of which shall have been validly issued, fully paid and nonassessable and issued free of preemptive rights, (iv) an aggregate of 22,638,634 shares of LSG Common Stock shall have been reserved for issuance upon conversion of the LSG Preferred Stock, (v) an aggregate of 27,866,450 shares of LSG Common Stock shall have been reserved for issuance upon the exercise of outstanding warrants (“Warrants“), and (vi) an aggregate of 5,353,333 shares of LSG Common Stock shall have been reserved for issuance upon or otherwise deliverable in connection with the exercise of outstanding options (“Options”) issued pursuant to the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan (the “LSG Stock Plan“). Schedule 5.15 sets forth a true, correct and complete list, pro forma for the transactions contemplated by this Agreement, of each holder of LSG Preferred Stock, Warrants and Options and the number of shares of LSG Common Stock into which such LSG Preferred Stock, Warrants and Options are convertible into or exercisable for, as the case may be. All Exchange Consideration to be issued to LED pursuant to this Agreement shall be delivered by LSG to LED free and clear of any Encumbrances.

          (b) Except as set forth in paragraph (a) above or as listed on Schedule 5.15(b): (i) there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts or commitments that could require LSG to issue, sell, or otherwise cause to become outstanding any of its capital stock; (ii) there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to LSG, and (iii) there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of LSG.

     5.16 Absence of Certain Changes or Events. Except as set forth on Schedule 5.16, since the date of the Most Recent LSG Balance Sheet, there has been no LSG Material Adverse Effect and no event, change, condition or circumstance which, individually or in the aggregate, could reasonably be expected to have an LSG Material Adverse Effect. Without limiting the generality of the foregoing, since that date, except as expressly contemplated by this Agreement:

          (a) Neither LSG nor any of its Subsidiaries has made any cash distributions or capital expenditures, including to any holder of its equity or for any such holder’s direct or indirect benefit;

          (b) Neither LSG nor any of its Subsidiaries has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the ordinary course of business;

          (c) No Person (including LSG or any of its Subsidiaries) has accelerated, terminated, modified, or cancelled any Contract or license (or series of related Contracts and licenses) involving more than $10,000 to which LSG or any of its Subsidiaries is a party or is bound;

          (d) Neither LSG nor any of its Subsidiaries has delayed or postponed the payment of accounts payable and other liabilities outside the ordinary course of business;

          (e) Neither LSG nor any of its Subsidiaries has cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) involving more than $10,000;

          (f) Neither LSG nor any of its Subsidiaries has transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

          (g) Neither LSG nor any of its Subsidiaries has experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

          (h) Neither LSG nor any of its Subsidiaries has made any loans or advanced any money or other property, to any employee, officer, independent contractor or other Person (except advances to employees in the ordinary course of business not in excess of $5,000 in the aggregate);

          (i) Neither LSG nor any of its Subsidiaries has established, entered into, adopted, amended, modified or terminated any LSG Employee Plan or other arrangement that would be an LSG Employee Plan if it were in existence as of the date of this Agreement;

          (j) Neither LSG nor any of its Subsidiaries has increased the compensation or fringe benefits of any present or former employee or director (except for increases in salary or wage rates in the ordinary cause of business);

          (k) Neither LSG nor any of its Subsidiaries has granted any severance or termination pay to any present employee or director;

          (l) Neither LSG nor any of its Subsidiaries has discharged a material liability or Encumbrance outside the ordinary course of business; and

          (m) Neither LSG nor any of its Subsidiaries has committed to any of the foregoing.

     5.17 Insurance. LSG and its Subsidiaries maintain insurance in respect of the their properties and assets and their respective businesses, covering such risks, in such amounts, with such terms and with such insurers as is reasonably necessary to provide adequate insurance coverage for their respective properties, assets and businesses (such insurance, the “LSG Business Insurance Policies”). Schedule 5.17 contains a true and complete list of all LSG Business Insurance Policies and all of the LSG Business Insurance Policies are in full force and effect. Neither LSG nor any of its Subsidiaries is in default in any material respect with respect to any provision contained in any such LSG Business Insurance Policy held by or on behalf of LSG or any of its Subsidiaries. Neither LSG nor any of its Subsidiaries has received any notice of cancellation or non-renewal of any such LSG Business Insurance Policy.

     5.18 Affiliate Transactions. Except as set forth on Schedule 5.18, no executive officer or director of LSG or any of its Subsidiaries or any Person beneficially owning 5% or more of the outstanding LSG Common Stock (including for this purpose shares of LSG Common Stock issuable upon conversion of any outstanding shares of LSG Existing Preferred Stock), or any immediate family member or Affiliate of any of the foregoing Persons, is a party to any Contract with or binding upon LSG or any of its Subsidiaries or any of their respective properties or assets or has any interest in any material property owned by LSG or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing since January 1, 2006.

     5.19 Brokers’ Fees. Neither LSG nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     5.20 Private Offering. No form of general solicitation or general advertising was used by LSG or any of its Subsidiaries or their respective representatives in connection with the offer or sale of the Exchange Consideration to be issued hereunder. No registration of the Exchange Consideration to be issued hereunder or the LSG Common Stock issuable upon the conversion of the LSG Series B Preferred Stock to be issued hereunder pursuant to the provisions of the Securities Act or state securities or “blue sky” laws will be required for the offer, sale or issuance of the Exchange Consideration to be issued pursuant to this Agreement or of the LSG Common Stock issuable upon conversion of the LSG Series B Preferred Stock to be issued hereunder. LSG agrees that neither it, nor anyone acting on its behalf, will offer or sell shares of LSG Series B Preferred Stock, LSG Common Stock, or any other security so as to require the registration of the Exchange Consideration or the LSG Common Stock issuable upon conversion of the LSG Series B Preferred Stock issued hereunder pursuant to the provisions of the Securities Act or any state securities or “blue sky” laws, unless the Exchange Consideration or the LSG Common Stock issuable upon the conversion of the LSG Series B Preferred Stock issued hereunder are so registered

     5.21 Takeover Statutes. No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal Laws in the United States applicable to LSG is applicable to the transactions contemplated hereby.

ARTICLE VI

POST-CLOSING COVENANTS

     6.01 Public Announcements. The Parties shall jointly agree on any announcement or correspondence with or to the public or customers, suppliers or employees of the Parties about the terms and conditions of this Agreement or the transactions contemplated hereby, unless such announcement is required by Law, and in such case the announcing or corresponding Party will notify the other Party and provide it in advance with a copy of the public disclosure and a reasonable opportunity to comment on such proposed disclosure.

     6.02 Further Assurances. Each Party shall at the request of any other Party do and perform or cause to be done and performed all such further acts and furnish, execute and deliver such other documents, instruments, certificates, notices or other further assurances as the requesting party may reasonably request, from time to time, to consummate the transactions contemplated by this Agreement, including any of the foregoing necessary to adjust the Exchange Consideration if at any time within the ninety (90) day period immediately following the Closing Date it is determined that the number of shares of LSG Series B Preferred Stock and/or LSG Common Stock issued and delivered to LED under Section 2.02 hereof was not in fact equal to 70% of the fully-diluted capitalization of LSG, having 80% of the outstanding voting power, in each case as of the Closing, as contemplated by Section 2.02.

     6.03 Expenses. LSG will bear all costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     6.04 Remittance of Accounts Receivable and Excluded Assets. If, after the Effective Time, LED receives payment of (i) any Accounts Receivable or (ii) other accounts receivable or other receivables generated by LSG from the operation of the Business after the Effective Time, then LED shall immediately remit such collections, or cause such collections to be immediately remitted, to LSG. LSG shall promptly remit to LED, if and when received, any amounts or other items that shall be received by LSG after the Effective Time which are Excluded Assets.

     6.05 Certain Tax Matters.

          (a) LSG shall prepare and timely file all returns with respect to Taxes relating to the Acquired Assets for the Straddle Period. LSG shall pay and discharge all Taxes shown to be due on such Tax Returns.

          (b) LED shall not file an amended Tax Return or make an election with respect to periods or portions thereof ending on or before the Closing Date without the written consent of LSG if the amendment or election adversely affects LSG, the Business or the Acquired Assets.

          (c) LED shall turn over to LSG all originals and copies of all Tax Returns, schedules, work papers, records and other documents relating to Tax matters with respect to the Business and the Acquired Assets and LSG shall retain such documents that relate to any pre-Closing Tax period until 60 days after the expiration of the applicable statute of limitations with respect to such Tax matters.

          (d) LSG shall be responsible for the preparation of Tax Returns (including any documentation) with respect to all transfer, documentation, sales, use, stamp, registration, and similar Taxes incurred in connection with this Agreement or any transaction contemplated thereby and shall be responsible for the payment of such Taxes. LSG shall also file all necessary documentation and Tax Returns with respect to such Taxes.

          (e) Each Party shall provide each other Party with such assistance as may reasonably be requested by any of them in connection with the preparation of any filings with any taxing authorities (federal, state, local or otherwise) and with any Action relating to liability for Taxes, in either case in connection with the operation of the Business or the Acquired Assets. Such assistance shall include making employees available on a mutually convenient basis to provide information and explanation of any material provided hereunder, and shall include providing copies of any relevant information, data, reports, tax returns and supporting work schedules, to the extent such is available. LSG, on the one hand, and LED, on the other hand, each agree to reimburse the other for its reasonable out-of-pocket expenses, such as travel costs, incurred by it, him or her, as the case may be, in connection with performing obligations under this Section 6.07(e), provided, however, that such reimbursable expenses shall not include any per diem or other expenses in the nature of salary replacement or overhead absorption measures.

     6.06 Personnel and Employment.

          (a) Employment Offers. LSG shall, effective immediately following the Closing Date and contingent on the Closing, offer employment to all employees involved in the operation of the Business (the “Employees”). Those Employees who receive and accept LSG’s offer of employment are referred to herein as “Continued Employees.” Nothing contained in this Agreement is intended to confer upon any Continued Employee any right to continued employment after the Closing Date, and such Continued Employees shall be at-will employees who are terminable in the discretion of LSG.

          (b) Liability for Certain Benefits. LSG shall be responsible for all salaries, wages and benefits of each Continued Employee arising after the Closing Date, and LED shall have no liability for salaries, wages or benefits of Continued Employees or other employees of LSG relating to periods after the Closing Date.

          (c) Benefits. Contingent upon and effective as of the Closing Date, to the extent applicable: (i) LSG shall be substituted for LED as the plan sponsor and named fiduciary of each of the LED Employee Plans identified on Schedule 6.06(c) (the “Assumed

Plans”); (ii) LED shall assign, and LSG shall assume, plan sponsorship (as that term is defined in Section 3(16)(B) of ERISA) of the Assumed Plans, including all the powers, rights, obligations and responsibilities of a plan sponsor; (iii) LED shall assign, and LSG shall assume, liability for all (A) assets and (B) liabilities under the Assumed Plans arising with respect to operations of the Assumed Plans after the Closing Date provided that LSG shall be responsible for processing all benefit payment obligations with respect to the Assumed Plans regardless of when such benefit payment obligation arose, and all rights, obligations, and responsibilities of LED under any and all trust agreements, plan administrative agreements, and insurance contracts (the “Transferred Contracts”); and (iv) LSG shall replace LED wherever LED is identified as plan sponsor or contract holder or otherwise, as applicable, under the respective Transferred Contracts. Contingent upon and effective as of the Closing Date, LSG shall take such action as may be required to amend the Assumed Plans to change (x) all references to the sponsoring employer to LSG and (y) all references in the Assumed Plans to a committee or board of LED to the comparable applicable committee or Board of Directors of LSG. All powers of administration, amendment, termination, distribution or otherwise attributable to LED, a LED committee or a LED board are hereby assumed by LSG, the comparable committee of LSG or Board of Directors of LSG.

          (d) Employee Records. To the extent permitted by applicable Law and contract, LED shall provide LSG with information, as reasonably requested by LSG, with respect to the Continued Employees to assist in effecting their employment by LSG following the Closing Date in an orderly fashion. In addition, to the extent permitted by applicable Law and contract, LED shall deliver to LSG on or within thirty (30) days after the Closing Date all personnel and medical records or copies thereof that are reasonably required by LSG for proper employee administration and shall transfer all files or copies thereof then relating to the Continued Employees (including benefit information and personnel files).

          (e) No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon or be construed to confer upon any Person, including any employee (including any Continued Employee or any beneficiary or dependent thereof) of LSG or LED or legal representative thereof, any rights or remedies (including any right to employment for any specified period or rights to any specific benefits or compensation) of any nature or kind whatsoever under or by reason of this Agreement.

     6.07 Competitive Opportunities. LSG hereby acknowledges that certain members of LED are involved in the business of making investments, and if any such member, or any officer, director, partner, employee, agent, operating advisor or Affiliate thereof (collectively, “Representatives”) acquires knowledge of a potential transaction or matter which may be an investment or business opportunity or prospective economic or competitive advantage in which the Company could have an interest or expectancy (a “Competitive Opportunity”) or otherwise is then exploiting any Competitive Opportunity, LSG will have no interest in, or expectation that, such Competitive Opportunity be offered to it. Any such interest or expectation is hereby renounced so that such member of LED and its Representatives shall (i) have no duty to communicate or present such Competitive Opportunity to LSG, and (ii) have the right to either hold any such Competitive Opportunity for its (and its Representatives’) own account and benefit or to recommend, assign or otherwise transfer such Competitive Opportunity to Persons other than LSG or any Affiliate of LSG.

     6.08 LED KK Shares and Kabushiki LED Shares. LED shall, as soon as practicable after the Closing Date at the sole cost and expense of LSG, (i) cause LED KK to issue certificates representing the LED KK Shares to LED and (ii) obtain approvals from LED KK and Kabushiki LED, respectively, to the extent required under the Companies Act of Japan and the articles of incorporation of LED KK and Kabushiki LED, for the transfer of the LED KK Shares and the Kabushiki LED Shares to LSG. Upon obtaining such certificates and approvals from LED KK and Kabushiki LED, LED shall deliver the certificates together with a copy of documents evidencing the approvals to LSG.

     6.09 Disney Contract. LED shall use its commercially reasonable efforts to cause the rights and obligations of LED Effects under the Material Procurement Contract, dated August 28, 2007, by and between Walt Disney Imagineering, a division of Walt Disney World Co., a Florida corporation, and LED Effects to be assigned to LSG promptly following the Closing.

     6.10 Common Stock Certificate. LSG shall use its reasonable best efforts to deliver to LED a certificate representing the 318,574,665 shares of LSG Common Stock constituting a portion of the Exchange Consideration as soon as practicable following the Closing.

ARTICLE VII

NO SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

     7.01 No Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of LED and LSG contained in this Agreement, or in any certificate delivered in connection with this Agreement (other than the covenants contained in Article II, Article VI and Article VIII of this Agreement) shall not survive the Closing, and any and all breaches of such representations, warranties and covenants shall be deemed waived as of the Closing. Neither Party shall be deemed to have made to the other Party any representation or warranty other than as expressly made in Article IV and Article V hereof.

ARTICLE VIII

MISCELLANEOUS

     8.01 Binding Effect; Assignment; No Third-Party Rights. This Agreement shall be binding upon and shall inure to the benefit of, and be enforceable by, the Parties and their permitted successors and assigns. This Agreement may not be assigned by any Party without the prior written consent of the other Parties. Nothing herein is intended to, nor shall it, create any rights in any Person other than the Parties and their respective successors and assigns.

     8.02 Entire Agreement. This Agreement (including the Schedules hereto), together with the documents incorporated by reference and the agreements to be executed in connection herewith, sets forth the entire agreement and understanding of the parties and their respective Affiliates in respect of the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof and thereof, including (i) the Confidentiality Agreement, dated as of April 12, 2007, between Pegasus Partners IV, L.P. and LSG, (ii) the Confidentiality Agreement, dated as of July 25, 2007, between LED and LSG, and (iii) the letter agreement and term sheet, dated August 21, 2007, between LED and LSG.

     8.03 Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     8.04 Notices. All notices, requests, demands, claims and other communications that are required or may be given pursuant to this Agreement must be in writing and delivered personally against written receipt, by facsimile or by reputable domestic or international overnight courier to the parties at the following addresses (or to the attention of such other Person or at such other address as any party may provide to the other party by notice in accordance with this Section 8.04):

If to LED:	LED Holdings, LLC
11390 Sunrise Gold Circle #800
Rancho Cordova, CA 95742
Attention: Chief Executive Officer
Telephone: (610) 745-9590
Facsimile: (908) 281-6033

with a copy to (which shall not constitute notice):

Pegasus Capital Advisors, L.P.
505 Park Avenue, 22nd Floor
New York, NY 10022
Attention: Richard Weinberg; Steven Wacaster
Telephone: (212) 710-2500
Facsimile: (212) 355-2303

and with a copy (which shall not constitute notice) to:

Morrison Cohen LLP

909 Third Avenue
New York, NY 10022
Attention: David A. Scherl, Esq.
Telephone: (212) 735-8600
Facsimile: (212) 735-8708

If to LSG:	Lighting Science Group Corporation
2100 McKinney Avenue
Dallas, TX 75201
Attention: Chief Executive Officer
Telephone: (214) 382-3630
Facsimile: (214) 722-1391

with a copy (which shall not constitute notice) to:

Haynes and Boone LLP
901 Main Street
Suite 3100
Dallas, TX 75202
Attention: Gregory Samuel, Esq.
Telephone: (214) 651-5645
Facsimile: (214) 200-0577

Any such notice, request, demand, claim or other communication will be deemed to have been given (a) if personally delivered, when so delivered, (b) if sent by facsimile, upon transmission with electronic confirmation thereof or (c) if sent by reputable domestic or international overnight courier, when received.

     8.05 Severability. If any provision of this Agreement, including any phrase, sentence, clause, section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

     8.06 Amendment; Waiver, etc.. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this

Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies of any Party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreements to which there is no inaccuracy or breach.

     8.07 Governing Law; Consent to Jurisdiction.

          (a) This Agreement will be governed by and construed and interpreted in accordance with the substantive Laws of the State of New York, without giving effect to any choice of Law or conflicts of Law provision or rule that would cause the application of the Laws of a jurisdiction other than New York.

          (b) All judicial proceedings brought against any party hereto arising out of or relating to this Agreement, or any obligations hereunder, shall be brought in any state court of competent jurisdiction in the State of New York, County of New York, or any federal court of competent jurisdiction in the Southern District of New York. By executing and delivering this Agreement, each party, for itself and in connection with its properties, irrevocably (i) accepts generally and unconditionally the exclusive jurisdiction and venue of such courts, (ii) waives any defense of forum non coveniens, (iii) agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to such party at its address provided in accordance with Section 8.04 hereof, (iv) agrees that service as provided in clause (iii) above is sufficient to confer personal jurisdiction over such party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect and (v) agrees that the rights to serve process and bring proceedings provided above shall be in addition to any other rights to serve process in any other manner permitted by Law and to bring proceedings in the courts of any other jurisdiction.

     8.08 Waiver of Trial By Jury. EACH PARTY HERETO WAIVES THE RIGHT TO TRIAL BY JURY AND REPRESENTS TO THE OTHER THAT IT HAS REVIEWED THE FOREGOING WAIVER WITH ITS COUNSEL AND THAT IT HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS RIGHT TO TRIAL BY JURY AFTER CONSULTATION WITH SUCH COUNSEL.

     8.09 Bulk Sales. LSG hereby waives compliance by LED with the provisions of the bulk sales Laws applicable to the transfers described in this Agreement.

     8.10 Counterparts. This Agreement may be executed by facsimile or other electronically-scanned signature pages and in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

     8.11 Neutral Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

     8.12 Interpretation. For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to it include the other genders; (b) references herein to “Articles,” “Sections,” “subsections” and other subdivisions without reference to a document are to the specified Articles, Sections, subsections and other subdivisions of this Agreement; (c) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to other subdivisions within a Section or subsection; (d) the words “herein,” “hereof,” “hereunder,” “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (e) any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, (f) the words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation” and (g) the words “ordinary course of business” and “ordinary course of the Business” are deemed to be followed by the phrase “consistent with past practices.” All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

[Signature Page Follows]

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.

LED HOLDINGS, LLC

By:
Name:
Title:

LIGHTING SCIENCE GROUP CORPORATION

By:
Name:
Title:

[Signature Page to Exchange and Contribution Agreement]